QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

between

DIGITAL RIVER, INC.
("Buyer")

and

BEYOND.COM CORPORATION
("Seller")

Dated as of February 9, 2002

i

SECTION 7 COVENANTS OF SELLER		21
7.1	Assignment of Contracts and Claims	21
7.2	Filing of Appropriate Tax Forms	22
7.3	Maintenance of the eStores Business	22
7.4	Further Assurance	22
7.5	Bankruptcy Court Approval and Notices	23
7.6	Access to Information	23
7.7	Conveyance of Assets	23
7.8	Post-Closing Services for eStore Assets	24
7.9	Financial Statements	24
SECTION 8 MUTUAL COVENANTS		24
8.1	Publicity	24
8.2	Bankruptcy Case	25
SECTION 9 CONDITIONS PRECEDENT TO THE CLOSING BY BUYER		25
9.1	Representations and Warranties	25
9.2	No Action	25
9.3	Material Adverse Effect	25
9.4	Receipt of Assumed Contracts and Intellectual Property	25
9.5	Buyer's Election Pursuant to Section 3.2	25
9.6	Certificates	26
9.7	Consents Obtained	26
9.8	Authorization by Seller	26
9.9	Bankruptcy Case Filings	26
9.10	Bankruptcy Matters	26
9.11	Bill of Sale; Assumption Agreement	27
9.12	No Material Adverse Effect	27
9.13	Outside Date	27
9.14	Appeal of Sale Order	27
9.15	Noncompetition Agreement	27
9.16	Opinion of Counsel	27
9.17	Financial Information	27
SECTION 10 CONDITIONS PRECEDENT TO THE CLOSING BY SELLER		28
10.1	Representations and Warranties	28
10.2	Purchase Price	28
10.3	Bankruptcy Court Approval	28
10.4	Authorization by Buyer	28
10.5	Certificates	28
10.6	No Actions	28
10.7	Bankruptcy Case Filings	29
10.8	Opinion of Counsel	29
10.9	Outside Date	29
10.10	Election Pursuant to Section 3.2	29
10.11	Assumption Agreement	29
SECTION 11 SALE ORDER AND BID PROCEDURES		29
11.1	Interim Order and Sale Order Procedures	29
11.2	Break Up Fee and Overbid	29
11.3	Notice	30
11.4	Publication of Notice	30

ii

11.5	Non-Solicitation of Offers	30
11.6	Indemnification	30
11.7	Tax Cooperation	33
SECTION 12 GENERAL PROVISIONS		33
12.1	Jurisdiction of Bankruptcy Court	33
12.2	Notices	33
12.3	Counterparts	34
12.4	Governing Law	34
12.5	Restatement of Original Asset Purchase Agreement, Integration and Construction	34
12.6	Waivers and Amendments	34
12.7	Attorneys' Fees	34
12.8	Headings	34
12.9	Successors and Assigns	35
12.10	Severability	35
12.11	Disclosure Schedule	35

List of Schedules and Exhibits

Schedules
Schedule A	Software
Schedule B	System
Schedule 2.1(a)	Tangible Assets
Schedule 2.1(b)	Assumed Contracts
Schedule 2.1(f)	Intellectual Property
Schedule 2.1(g)	Other Purchase Assets
Schedule 2.2(d)	Ownership/Leasehold Interests
Schedule 2.2(f)	Excluded Trademarks
Schedule 2.2(i)	Excluded Software
Schedule 3.1(b)	eStore client adjustment to Purchase Price
Schedule 9.7	Consents
Exhibits
Exhibit A	Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Escrow Agreement
Exhibit D	Hosting Services Agreement
Exhibit E	Opinion of Counsel to Seller
Exhibit F	Opinion of Counsel to Buyer
Exhibit G	Noncompetition Agreement

iii

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

        THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of February 9, 2002, by and among Digital River, Inc., a Delaware corporation ("Buyer") and Beyond.com Corporation, a Delaware corporation ("Seller").

Recitals

        1.    Seller is engaged in the business of (i) managing online stores for companies (the "eStores Business") and (ii) providing computer software to governmental agencies (the "Government Business," and collectively with the eStores Business, the "Business").

        2.    On January 24, 2002, Buyer and Seller entered into an Asset Purchase (the "Original Asset Purchase Agreement") providing for the purchase by Buyer of certain assets of Seller relating to the eStores Business and the Government Business.

        3.    On January 24, 2002, Seller filed a voluntary petition (the "Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of California, San Jose Division (the "Bankruptcy Court").

        4.    The parties now wish to amend and restate the Original Asset Purchase Agreement as set forth in this Agreement, pursuant to which Buyer would purchase certain assets of Seller primarily relating to the eStores Business only, and would not purchase any assets relating to the Government Business.

        5.    Effective on the Closing Date (as defined below) and subject to and conditioned upon the Bankruptcy Court's approval, Buyer desires to acquire from Seller certain of the assets of Seller related to the eStores Business and Seller desires to sell or assign such assets, on the terms and subject to the conditions hereinafter set forth (the "Transaction").

        NOW, THEREFORE, in consideration of the foregoing facts and the mutual promises set forth below, the parties agree that the Original Asset Purchase Agreement shall be amended and restated in its entirety as set forth herein, and the parties further agree as follows:

SECTION 1        DEFINITIONS.

        In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

        "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled or is under common control with such first Person. As used in the definition of "Affiliate," "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Assets" shall have the meaning ascribed to such term in Section 2.1.

        "Assumed Contracts" shall have the meaning ascribed to such term in Section 2.1(b).

        "Closing Date" shall have the meaning ascribed to such term in Section 4.1.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or other legally binding commitment.

        "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of Seller setting forth exceptions to, and disclosure with respect to, representations and warranties set forth herein.

        "Encumbrance" means any Liens, claims, encumbrances, interests, liabilities, options, charges, obligations, moral rights, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature other than (i) encumbrances for taxes, assessments or governmental charges or claims that are not yet delinquent and (ii) encumbrances to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business. An Encumbrance shall not mean any right granted to a third party pursuant to an Assumed Contract set forth on Schedule 2.1(b) attached hereto, including, without limitation, license agreements entered into by Seller.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "GAAP" means generally accepted accounting principles.

        "Governmental Authority" means any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, without limitation, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

        "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

        "Intellectual Property" means all of Seller's intellectual property necessary for the operation of the eStores Business as currently conducted, as well as all rights therein, whether developed or acquired by Seller, including, without limitation, all the technology of Seller referred to as its "eStore" technology and all of the following to the extent necessary for the operation of the eStores Business: (a) copyrights and copyrightable works; (b) registrations, applications and renewals for any of the foregoing; (c) trade secrets, confidential information and know-how (including, without limitation, ideas, business and marketing plans, customer vendor and supplier lists and related information); (d) the System; (e) Software; (f) documentation relating to the Systems and Software; (g) software tools and methodologies; and (h) user data, including without limitation the intellectual property listed on Schedule 2.1(f), but specifically excluding any trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, URLs and Internet domain names relating to the name "Beyond.com."

        "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

        "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, but not limited to, any bulk transfer laws.

        "Liability" means any liability, loss or cost (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

        "Lien" shall mean any interest in property securing an obligation, whether such interest is based on common law, statute or contract (and including, but not limited to any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes), reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, occupancy agreements, pledges, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, tangible or intangible, or absolute or contingent; provided, that Liens and words of similar meaning shall not include any interest arising as a result of Seller's debtor-in-possession financing agreements that are (i) approved by the Bankruptcy Court and (ii) subject to the rights contemplated to be granted to Buyer herein.

        "Material Adverse Effect" shall mean any circumstance, change in, or effect on, the Assets or Assumed Contracts that, individually or in the aggregate with any other circumstances, changes in, or effects on the eStores Business (A) has a material adverse effect on the Assets or (B) has a material adverse effect on the ability of Seller to perform its obligations under this Agreement or any other agreement contemplated hereby; provided, however, a change in market conditions or any changes due to the announcement of the transactions and filings contemplated hereunder, shall not be deemed to constitute a Material Adverse Effect.

        "Person" means any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority including, without limitation, corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

        "Related Party" means: (a) each individual who is, or who has at any time since December 31, 1998 been, an executive officer of Seller; (b) each member of the immediate family of each of the individuals referred to in clause "(a)"; and (c) any trust or other entity (other than Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Software" means the most current version of all of the computer software necessary for the operation of the eStores Business as currently conducted, including the software set forth on Schedule A attached hereto, which includes Seller's proprietary software and any licensed computer software and any computer application or other software programs created or developed for the eStores Business by Seller, including, without limitation, additions or modifications which are intended to enhance or customize such software specifically for Seller's exclusive use.

        "System" means the infrastructure necessary to operate the eStores Business as currently conducted, including that set forth on Schedule B attached hereto, which includes network components, routers and modem pools, servers, services and service platforms (including for e-mail, web, authentication and other services), management information systems and network management systems.

        "Tax" and "Taxes" mean any and all income, excise, franchise, employment, payroll, gross receipts, license, severance, stamp, occupation, premium, environmental, customs duties, capital stock, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum, estimated, or other taxes and all other charges or fees due or payable to or imposed or collected by any Governmental Authority and shall also include any and all penalties, interest, deficiencies, assessments, additions and other charges with respect thereto.

        "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 2        PURCHASE OF ASSETS/ASSUMPTION OF LIABILITIES.

        2.1    Purchase of Assets.

        On the terms and subject to the conditions and exceptions contained herein, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, on the Closing Date, and Buyer agrees to purchase from Seller as of the Closing Date (unless otherwise specified herein), pursuant to Section 363 of the Bankruptcy Code, all of Seller's right, title and interest in, to and under the assets and properties of every kind and description and wherever located, whether tangible or intangible, personal or mixed, owned or held by Seller that are used or intended to be used primarily in the eStores Business or that otherwise primarily relate to the eStores Business, other than items which constitute the Excluded Assets (as defined in Section 2.2), free and clear of all Encumbrances to the fullest extent possible under Bankruptcy Code Section 363(f), as such assets exist on the Closing Date (the assets to be purchased by Buyer being referred to as the "Assets"), including, without limitation, the following:

          (a)  Tangible Assets. All of Seller's right, title and interest in the equipment and other tangible assets described on Schedule 2.1(a) attached hereto (collectively, the "Tangible Assets");

          (b)  Contracts and Other Agreements. Except for the Excluded Assets, all rights and claims of Seller as of the Closing Date under all contracts, licenses (including third party software licenses), sublicenses that relate primarily to, or are used directly in connection with, the eStores Business (the "Assumed Contracts"), including but not limited to those set forth on Schedule 2.1(b) attached hereto;

          (c)  Books, Records, Lists and Other Data. All files, books, records, surveys, and all computer programs, software, hardware, firmware, tapes and other materials used to store, record or produce such data, owned or leased by Seller as of the Closing Date that relate primarily to, or are used directly in connection with the eStores Business;

          (d)  Licenses, Permits. Except for those which are not assignable by operation of law (e.g., qualifications of Seller to do business as a foreign entity in a given jurisdiction), all material federal, state, local and other governmental licenses, permits, approvals and authorizations that relate primarily to the eStores Business or are used primarily in connection with the Assets;

          (e)  Intellectual Property. The Intellectual Property, including, but not limited to, such Intellectual Property listed on Schedule 2.1(f) attached hereto;

          (f)    Prepayments. All expenses paid by Seller pursuant to the Assumed Contracts concerning services to be performed on or after the Closing Date (collectively, the "Prepaid Expenses"); and

          (g)  Other Purchased Assets. All other assets of Seller described on Schedule 2.1(g).

        2.2    Excluded Assets.

        Notwithstanding anything to the contrary in this Agreement, the Assets do not include, and Buyer is not purchasing or assuming any liability therefore, any of the assets identified below (collectively, the "Excluded Assets"), the ownership of, and the liability for, which are retained by Seller:

          (a)  Inventory. All inventory related to the Business owned, maintained, held or stored by or for Seller;

          (b)  Receivables. Any and all accounts receivable, notes and other amounts receivable by Seller from third parties, including without limitation, customers to the extent arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges thereon;

          (c)  Cash. All cash, cash equivalents, securities and negotiable instruments of Seller on hand, in lock boxes, in financial institutions or elsewhere;

          (d)  Ownership/Leasehold Interests. The ownership or leasehold interests described on Schedule 2.2(d) attached hereto;

          (e)  Subsidiaries/Investments. The capital stock or equity interests of all subsidiaries, joint ventures or investments of Seller; and

          (f)    Trademarks. All trademarks, service marks or trade names using or incorporating the name "Beyond" or "Beyond.com";

          (g)  Santa Clara Tangible Assets. All equipment, inventory and other tangible assets located at Seller's facility in Santa Clara, California, except as otherwise included in the Tangible Assets described on Schedule 2.1(a);

          (h)  Software. The software specifically set forth in Schedule 2.2(i) attached hereto;

          (i)    Tax Refunds. The rights to any of Seller's claims (whether or not filed) for any federal, state, local or foreign Tax refunds or carrybacks; and

          (j)    The assets of Seller constituting Seller's Government Business, including, without limitation, the "Atlas" technology, all assets located in Seller's facility in Reston, Virginia and the assets set forth on Schedule 2.2(j) attached hereto.

        2.3    Assumed Liabilities and Obligations.

        On the terms and subject to the conditions and exceptions contained herein, as of the Closing Date, Buyer agrees to assume and become responsible for (unless otherwise specified herein) only (i) Seller's obligations pursuant to and under the Assumed Contracts as listed on Schedule 2.1(b); (ii) any Liability relating to the eStores Business or Assets that may arise or occur after the Closing Date and which is not the result of an action or omission of Seller prior to the Closing Date; and (iii) Cure Payments as defined in Section 2.5, provided that such assumption of the Assumed Contracts by Buyer will not cause or constitute a breach or default under any such Assumed Contract (collectively, the "Assumed Liabilities") and does not assume and will not be responsible or liable for any other liabilities and obligations of Seller (including, without limitation, the Excluded Liabilities set forth in Section 2.4).

        2.4    Excluded Liabilities and Obligations.

        Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or be liable for and Seller will retain and remain responsible for all of Seller's debts, liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities set forth in Section 2.3), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the eStores Business and the Assets or otherwise, and regardless of when asserted, provided, however, if such debt, liability or obligation relates to the eStores Business or Assets, then such debt, liability or obligation must have accrued prior to the Closing Date (collectively, the "Excluded Liabilities"). The Excluded Liabilities include, without limitation, the following:

          (a)  Liabilities Under This Agreement. All of Seller's liabilities and obligations under this Agreement or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date hereof;

          (b)  Balance Sheet Liabilities. Other than the Assumed Liabilities, any and all liabilities of Seller included in the Seller Financial Statements (as defined in Section 5.3);

          (c)  Taxes. Any Liability for or in respect of the payment of any Taxes arising out of or relating to the ownership or use of the eStores Business prior to the Closing Date; provided, however, that as provided in Section 3.3 of this Agreement, Buyer shall assume any Liability of Seller for or in respect of the payment of any sales, use, or transfer taxes imposed on or payable by Seller as a result of the consummation of the transactions contemplated by this Agreement;

          (d)  Accounts Payable. Other than the Assumed Liabilities any and all accounts payable of Seller, whether or not reflected in the Financial Statements;

          (e)  Breach of Contract/Violation of Law. All of Seller's liabilities or obligations arising out of or in connection with the breach by Seller of any contract or agreement included in the Assets, including, without limitation, any liabilities or obligations resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matters concerning or in connection with the eStores Business and the Assets (including, without limitation, those arising under any and all applicable securities, environmental, health and safety laws) occurring before the Closing Date, or any damages to third Parties resulting from acts, events or omissions occurring before the Closing Date;

          (f)    Liabilities under Securities Laws. Any and all Seller's liabilities or obligations arising out of or in connection with United States federal or state securities laws.

          (g)  Fees. All of Seller's liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees, brokerage fees, consultants' fees and finders' fees that are Seller's responsibility hereunder;

          (h)  Employee Plans and Other Employee Obligations. Seller's obligations and liabilities which relate to any employee welfare benefit plan or any employee pension benefit plan (including unfunded pension plan liabilities and retiree health benefits) and any wages, salary, vacation, sick or other pay, benefits or compensation owed to any of Seller's employees;

          (i)    COBRA. Any liability or obligation of Seller under COBRA to any person covered by any health plans of Seller;

          (j)    WARN. Any liability or obligations of Seller pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN");

          (k)  Discontinued Operations. Any liability or obligation pertaining to any discontinued operation owned or operated by Seller and related to or utilized by the eStores Business as it was operated by Seller prior to the Closing Date;

          (l)    Indemnification. Any obligation of Seller to indemnify any Person by reason of the fact that such Person was a partner, trustee, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, employee, or agent of another entity (regardless of whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and regardless of whether such indemnification is pursuant to any statute, organizational document, agreement, or otherwise);

          (m)  Avoidance Actions. Avoidance actions of the debtor-in-possession or a trustee under Bankruptcy Code Sections 544 through 548, inclusive;

          (n)  Contracts. Any other vendor, financing, capital lease, or any other contract requiring Seller to make financial payments other than the Assumed Contracts; and

          (o)  Seller's liabilities and obligations relating to the Government Business.

        2.5    Assumption and Assignment of Assumed Contracts.

        Seller agrees to use its reasonable best efforts to assign the Assumed Contracts to Buyer pursuant to Bankruptcy Code Section 365. At least 10 days prior to the Sale Hearing, Seller shall identify any defaults and arrearages, known to Seller as of such date, under all third party licenses and other Assumed Contracts and shall provide Buyer with a schedule identifying the amounts or actions necessary to cure any such Seller defaults under the Assumed Contracts or any amounts required by the other party to an Assumed Contract to assign such Assumed Contract to Buyer (collectively, the "Cure Payments"). Seller shall notify Buyer of any other defaults and arrearages as soon as reasonably practicable after receiving notice of them. Subject to Section 4.3 and only effective as of Closing, all such Cure Payments shall be the responsibility of Buyer, provided, that Buyer shall be entitled to reduce the Purchase Price (as defined in Section 3.1) by the amount of any such Cure Payments.

SECTION 3        TRANSACTION CONSIDERATION.

        3.1    Purchase Price.

        (a)  At the Closing, subject to adjustment pursuant to paragraph (b) of this Section 3.1, Buyer will deliver to Seller shares of common stock of Buyer valued at $4,010,000 (the "Initial Shares"), minus the shares to be escrowed pursuant to paragraph (d) of this Section 3.1 (collectively, the "Initial Consideration"). The number of shares of Buyer common stock to be issued to the Seller at Closing shall be calculated based on the average closing bid price for Buyer's common stock for the fifteen business days prior to two days before Closing (the "Closing Stock Price").

        (b)  To reflect the assumption by Buyer of the audit and review costs described in Section 7.9 of this Agreement, the Initial Consideration shall be reduced by (i) $45,000 and (ii) the amount, if any, by which such audit and review costs exceed $90,000, based on a certificate delivered by Buyer to Seller (provided that if the audit is not yet completed by Closing or is not necessary as described in Section 7.9 of this Agreement, the Initial Consideration shall be reduced based on the costs of such audit and/or review incurred to date, based on written confirmation from Ernst & Young, and any additional purchase price reduction based on costs incurred post-Closing, if any, shall serve to reduce amounts paid to Seller under paragraphs (c) and (d) below). The Initial Consideration shall also be reduced by the cumulative amount specified on Schedule 3.1(b) hereto for each of the eStore clients of Seller specified on Exhibit 3.1(b) who prior to Closing shall have either (i) given notice (orally or in writing) prior to the Closing that it is terminating or not renewing its contract with Seller, or (ii) severed its web link to Seller. To the extent an eStore client provides notice of its intention to terminate prior to the Closing but continues to be a client for three (3) months following the Closing or becomes a client of Buyer within three (3) months following the Closing, Buyer shall pay Seller the amount specified on Schedule 3.1(b) by which the Initial Consideration was previously reduced due to the preceding sentence. If prior to or within sixty (60) days following the Closing Seller shall obtain from clients identified on Exhibit 3.1(b) with a total weight of 90% or more (as specified on Exhibit 3.1(b)) a written commitment to a 12-month hosting agreement with Buyer on terms reasonably consistent with the terms and conditions of such client's existing agreement with Seller (except that such 12 month hosting agreement must provide that termination by the client prior to its 12 month term must be only for cause), then the Initial Consideration shall be increased by $500,000. If the increase to the Initial Consideration is earned prior to the Closing, the adjustment to the Initial Consideration shall be made at Closing. If the increase to the Initial Consideration is earned post-Closing, the increase shall be made by the issuance of additional shares of Common Stock and will be delivered by Buyer to Seller not later than 90 days after the Closing.

        (c)  Seller will be eligible to receive an additional $1,000,000 in shares of common stock of Buyer (together with any additional shares that may be earned pursuant to Section 3.1(d), the "Earnout Shares") if McAfee executes a 12-month hosting agreement with Buyer or Seller (a "Replacement Agreement") on terms reasonably consistent with the terms and conditions of the Amended and Restated Electronic Software Reseller/Website Services Agreement dated May 17, 1999 between Seller and McAfee, as amended on June 30, 2000, December 13, 2000 and January 15, 2002 (except that the Replacement Agreement must provide that termination by McAfee of the Replacement Agreement prior to its 12-month term must be only for cause), within sixty (60) days prior to or within sixty (60) days after the Closing, provided that if such Replacement Agreement is executed by McAfee prior to the Closing, such agreement must still be in force as of the Closing for Seller to be entitled to Earnout Shares under this paragraph (c). If a Replacement Agreement is not executed by McAfee prior to the Closing, Buyer shall use commercially reasonable efforts to enter into a Replacement Agreement with McAfee within sixty (60) days after the Closing. If earned prior to the Closing, the Earnout Shares will be delivered by Buyer to Seller at the Closing. If earned following the Closing, the

Earnout Shares will be delivered by Buyer to Seller not later than 90 days after the Closing. The number of Earnout Shares shall be calculated using the Closing Stock Price.

        (d)  Seller will be eligible to receive an additional $350,000 in Earnout Shares if (i) Network Associates (or any successor in interest to the entire PGP business (collectively "PGP")) executes a 12-month hosting agreement (a "Replacement Agreement") with Buyer or Seller on terms reasonably consistent with the terms and conditions of the existing agreement between PGP and Seller (except that the Replacement Agreement must provide that termination by PGP of the Replacement Agreement prior to its 12 month term must be only for cause) within sixty (60) days prior to or within sixty (60) days after the Closing, provided that if such Replacement Agreement is executed by PGP prior to the Closing, such agreement must still be in force as of the Closing for Seller to be entitled to Earnout Shares under this paragraph (d). If a Replacement Agreement is not executed by PGP prior to the Closing, Buyer shall use commercially reasonable efforts to enter into a Replacement Agreement with PGP within sixty (60) days after the Closing. If earned prior to the Closing, the Earnout Shares will be delivered by Buyer to Seller at the Closing. If earned following the Closing, the Earnout Shares will be delivered by Buyer to Seller not later than 90 days after the Closing. The number of Earnout Shares shall be calculated using the Closing Stock Price.

        (e)  At the Closing, Buyer shall deposit 70,000 shares of the common stock of Buyer (the "Escrow Shares" and, together with the Initial Shares, the "Closing Shares") into an escrow account to be established as of the Closing Date pursuant to the provisions of an escrow agreement in the form attached hereto as Exhibit C (the "Escrow Agreement"), which Escrow Shares are to be held to secure Seller's indemnification obligations as set forth in Section 11.6.

        3.2    Termination Right.

        This Agreement may be terminated and the transactions contemplated herein may be abandoned, by mutual written consent of Buyer and Seller or by Buyer or Seller by written notice to the other party in the event that the Closing Date shall not have occurred on or before March 31, 2002; provided, however, that if the Closing Date shall not have occurred on or before such date due to the material breach of, or material misrepresentation under the Agreement by Buyer or Seller, then that party may not terminate the Agreement. In addition, this Agreement may be terminated and the transactions contemplated hereby abandoned:

        (a)  by Seller, on the one hand, or by Buyer, on the other hand, if there is or has been a material misrepresentation or breach on the part of the other party on any of the representations and warranties contained herein, or of the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and such misrepresentation or breach results in the failure to satisfy a closing condition in Section 10 with respect to Seller or a closing condition in Section 9 with respect to Buyer; or

        (b)  by Seller, on the one hand, or by Buyer, on the other hand, if;

            (i)  any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the Transaction and such judgment, injunction, order or decree shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 3.2(b)(i) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree; or

          (ii)  any statute, rule, regulation or executive order is promulgated or enacted by any Governmental Authority after the date of this Agreement which prohibits the consummation of the transactions contemplated herein; or

        (c)  by Buyer if the Bid Procedures Motion is not approved by the Bankruptcy Court on substantially similar terms as contained in Section 11.1 or in the event that a stay pending appeal or a writ of mandate of the Sale Order is granted on behalf of any party.

        3.3    Taxes.

        Buyer shall be responsible for and pay all applicable sales taxes, use taxes and transfer taxes (including recording taxes, stamp taxes and any similar taxes arising upon the transfer of tangible, intangible or real property or interests therein) that may become due and payable as a result of the sale, transfer and delivery of the Assets, whether levied on Buyer or on Seller.

        3.4    Resale Registration of Shares; Terms of Resale.

        (a)  On or before the 10th day following the Closing Date, Buyer shall file a registration statement on Form S-3 (the "Registration Statement") with the SEC for the public sale by Seller, or its assignees pursuant to Section 3.4(d), of the Shares and the maximum number of Earnout Shares that may be issued in accordance with Section 3.1(c) (such maximum number of Earnout Shares together with the Closing Shares are collectively referred to herein as the "Shares"). If the SEC advises Buyer that it will not review the Registration Statement, Buyer shall use reasonable best efforts to cause the Registration Statement to become effective not later than five business days after such notification. If the SEC advises Buyer that it will review the Registration Statement, Buyer shall use reasonable best efforts to cause the Registration Statement to become effective as soon as possible. Buyer shall pay all expenses in connection with the preparation and filing of the Registration Statement, but in no event will Buyer be obligated to pay Seller's underwriting discounts, fees or commissions, if any. In addition, if the Registration Statement is not declared effective by the SEC by the seventy-fifth (75th) day after the Closing (the "Effective Date"), Buyer shall pay Seller an illiquidity adjustment (the "Illiquidity Adjustment") equal to eight percent (8%) per annum of the value of the portion of the Shares issued to Seller as of such date (valued using the Closing Stock Price), based on the number of days from the Effective Date until the Registration Statement is declared effective by the SEC; provided however, that no Illiquidity Adjustment shall be due if the closing bid price for Buyer's common stock on the date the Registration Statement is declared effective by the SEC is greater than or equal to the closing bid price for Buyer's common stock on the Effective Date. To the extent Buyer owes the Illiquidity Adjustment, it shall become due and payable in cash on the day the Registration Statement is declared effective by the SEC.

        (b)  Buyer shall maintain the effectiveness of the Registration Statement for 180 days following the date of effectiveness thereof.

        (c)  Notwithstanding anything to the contrary contained herein, Buyer's obligation to Seller (or any of its permitted assignees under Section 3.4(d)) to file or maintain the effectiveness of the Registration Statement will terminate as to such Person when all of the Shares held by such Person may be sold under Rule 144 of the Securities Act during any 90 day period. In addition, such obligation to file or maintain the effectiveness of the Registration Statement may be suspended for one or more periods totaling not more than 90 days if Buyer furnishes to Seller a certificate signed by the Chief Executive Officer of Buyer stating that in the good faith judgment of Buyer it would be materially harmful to Buyer for such Registration Statement to be filed or maintained effective at such time, provided that if the Registration Statement shall have already been declared effective, then Buyer shall maintain the effectiveness of such Registration Statement for an additional period following such reinstatement of effectiveness equal to the number of days during which the effectiveness was suspended. Notwithstanding the foregoing, Buyer may suspend the effectiveness of the Registration Statement for no more than 15 days during the first 30 days the Registration Statement is effective.

        (d)  Seller may assign its rights under this Section 3.4 to any single party, provided that such assignment is consistent with applicable securities laws and that any such assignee agrees in writing to be bound by the terms of this Section 3.4.

        (e)  To the extent Seller intends to conduct a sale of more than one hundred fifty thousand (150,000) Shares in any five (5) day trading period, Seller agrees to notify Buyer in writing of such sale at least two (2) days prior to such sale. At the request of Buyer, which must be delivered to Seller within 24 hours of Seller's notification to Buyer, Seller agrees to conduct such sale through an investment bank identified by Buyer. Seller agrees to include the restrictions in this Section 3.4(e) in any plan of liquidation or other disposition or distribution of Seller's assets (to the extent that Seller retains shares of Buyer at the time), such that such restrictions are binding upon parties receiving Shares pursuant thereto.

SECTION 4        CLOSING.

        4.1    Closing.

        The Closing shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 or at such other address designated by Buyer, on the tenth (10th) business day after the final entry by the Bankruptcy Court of a Sale Order (as defined in Section 11.1), or such other date, place or time as may be agreed upon between the parties, such date being referred to herein as the "Closing Date" or "Closing." Unless the parties agree in writing to extend the Closing, the Closing shall in any event be no later than March 31, 2002 (the "Outside Date").

        4.2    Transfer of Possession.

        On the Closing Date, Seller shall place Buyer in full possession of the Assets and shall execute such assignments, assumptions and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, with such other appropriate instruments of title and consents of third parties as Buyer shall request in order to effectively transfer the Assets, including without limitation (i) the Assumption Agreement in substantially the form of Exhibit A attached hereto (the "Assumption Agreement") and (ii) the Bill of Sale in substantially the form of Exhibit B attached hereto (the "Bill of Sale"). The Assets shall be delivered via electronic transmission to the extent practicable. Seller shall make all tangible assets available for Buyer to take physical possession within ten (10) business days following the Closing, other than those Assets utilized by Seller in connection with the Hosting Services Agreement, as to which such Assets, Seller shall make available within ten (10) business days after the termination of the Hosting Services Agreement. Buyer shall take physical possession of such tangible assets as soon as reasonably practicable after Seller makes them available and, in no event, later than ten (10) business days thereafter.

        4.3    Assumed Contracts.

        Within the time period permitted by the rules of bankruptcy procedure or as ordered by the Bankruptcy Court, Seller shall file a "Notice of Proposed Assumption, Assignment and Cure Amounts for Assumed Contracts" and serve such notice on all necessary parties to the Assumed Contracts (the "Assumption Notice"). The Assumption Notice shall provide for the assumption and assignment of the Assumed Contracts pursuant to Sections 365(b) and 365(f) of the Bankruptcy Code, and shall specify, as a deadline for responses or objection to the Assumption Notice, the date which is one day before the scheduled date of the Sale Hearing. The Assumption Notice shall further contain and represent that Seller intends to assign all contracts identified in Schedule 2.1(b), regardless of the type of contract. The Assumption Notice shall provide that absent any objection, the consent by each necessary party to the assignment and assumption of any such contract will be implied by the Bankruptcy Court and said contracts will be deemed to be assumed and assigned.

        4.4    Delivery of the Purchase Price.

        At the Closing:

        (a)  Buyer shall issue the Initial Shares to Seller and deliver to Seller either a certificate for the Initial Shares or a facsimile copy thereof (with the actual certificate to be delivered no later than two business days following the Closing Date);

        (b)  Buyer shall issue and deposit the Escrow Shares into escrow;

        (c)  Buyer shall execute and deliver the Assumption Agreement and the Bill of Sale;

        (d)  Seller shall execute and deliver the Escrow Agreement;

        (e)  Buyer and Seller shall execute and deliver to the other party an agreement related to Seller's provision of services post-Closing substantially in the form attached hereto as Exhibit D (the "Hosting Services Agreement");

        (f)    Seller shall cause to be delivered to Buyer an opinion of counsel to Seller concerning the subject matter described on Exhibit E;

        (g)  Buyer shall cause to be delivered to Seller an opinion of counsel to Buyer concerning the subject matter described on Exhibit F;

        (h)  Each of the Consents required to be obtained by Seller in connection with the transactions contemplated hereby shall have been obtained by Seller, shall be in full force and effect, and shall be delivered to Buyer;

        (i)    Seller shall execute and deliver a Noncompetition Agreement substantially in the form attached hereto as Exhibit G (the "Noncompetition Agreement"); and

        (j)    Buyer and Seller shall deliver to the other party such certificates and other documents required to be delivered pursuant to Sections 9 and 10 hereof.

SECTION 5        REPRESENTATIONS AND WARRANTIES OF SELLER.

        Except as set forth in the Disclosure Schedule delivered to Buyer with respect to specifically identified subsections of this Section 5, Seller represents and warrants to Buyer as follows:

        5.1    Due Organization; Good Standing.

        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used.

        5.2    Certificate of Incorporation and Bylaws; Records.

        Seller has (a) delivered to Buyer accurate and complete copies of Seller's certificate of incorporation and bylaws, including all amendments thereto; and (b) has made available to Buyer all of the minutes and other records of the meetings and other actions or proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Seller, the board of directors of Seller and all committees of the board of directors that have taken place since January 1, 1999. There have been no annual or special meetings or other actions or proceedings of the shareholders of Seller, the board of directors of Seller or any committee of the board of directors of Seller that are not fully reflected in such minutes or other records.

        5.3    Financial Statements.

          (a)  Seller has delivered to Buyer the following financial statements and notes thereto, if any (the "Seller Financial Statements"):

              (i)  the audited balance sheets of the Seller as of December 31, 2000 and December 31, 1999, and the related audited statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the reports of the Seller's independent financial accountants with respect to the review thereof; and

            (ii)  the unaudited balance sheet as of December 31, 2001 and the related unaudited statements of income for the twelve (12) months then ended.

          (b)  The Seller Financial Statements are accurate and complete in all material respects and present fairly the financial position of Seller as of the respective dates thereof and the results of operations of Seller for the periods covered thereby, and have been prepared in accordance with GAAP on a consistent basis throughout the periods covered.

        5.4    Absence of Changes.

        Since December 31, 2001 (the "Balance Sheet Date"):

          (a)  there has not been any material adverse change in Seller's business, condition, assets, liabilities, operations or financial performance of the eStores Business of Seller associated with the Assets and, to the knowledge of Seller, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Assets;

          (b)  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Assets (whether or not covered by insurance);

          (c)  with respect to the Assets, Seller has not (i) entered into or permitted any of the Assets to become bound by any Contract that is or would constitute a Material Seller Contract (as defined in Section 5.6(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Seller Contract;

          (d)  Seller has not made any pledge of any of the Assets or otherwise permitted any of the Assets to become subject to any material Encumbrance;

          (e)  Seller has not entered into any agreement relating to the acquisition, sale or license of any of the Assets except in the ordinary course of business;

          (f)    Seller has not changed any of its methods of accounting or accounting practices in any respect relating to the Assets;

          (g)  Seller has not (i) acquired, leased or licensed any right or other asset directly related to the Assets from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset directly related to the Assets to any other Person, or (iii) waived or relinquished any right related to the Assets except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Seller's past practices;

          (h)  Seller has not entered into any material transaction related to the Assets or taken any other material action related to the Assets outside the ordinary course of business or inconsistent with its past practices; or

          (i)    Seller has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(h)" above.

        5.5    Title to Assets.

          (a)  Upon the Closing, Seller will own, and will have good, valid and marketable title to, all of the Assets, free and clear of any liens or other Encumbrances, except for (i) any lien for taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Seller related to the Assets.

          (b)  Part 5.5(b) of the Disclosure Schedule identifies all assets included in the Assets that are being leased or licensed to Seller.

        5.6    Contracts.

          (a)  "Material Seller Contracts" are defined as:

              (i)  each Contract relating to the creation of any Encumbrance on the Assets;

            (ii)  each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond or any surety arrangement related to the Assets;

            (iii)  each material Contract related to the Assets that was entered into outside the ordinary course of business or was inconsistent with Seller's past practices;

            (iv)  each Contract related to the Assets that has a term of more than 60 days and that may not be terminated by Seller (without penalty) within 60 days after the delivery of a termination notice by Seller;

            (v)  each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology relating to the Assets;

            (vi)  each Contract related to the Assets imposing any restriction on Seller's right or ability (or the right or ability of an assignee thereof) to (A) compete with any other Person, (B) acquire any product or other asset or any services from any other Person, (C) sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (D) develop or distribute any technology;

          (vii)  each Contract related to the Assets creating or involving any agency relationship, distribution arrangement or franchise relationship;

          (viii)  each Contract related to the Assets creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; and

            (ix)  any Contract related to the Assets that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate or (B) the performance of services having a value in excess of $10,000 in the aggregate.

          (b)  Part 5.6(b) of the Disclosure Schedule identifies each of the Contracts in the respective categories described in Section 5.6(a)(ii), (v) and (vi) and also identifies each of the Contracts in Section 5.6(a)(ix) requiring the payment or delivery of cash or other consideration or the performance of services other than for the processing of transactions for the eStores Business.

          (c)  Seller has delivered to Buyer accurate and complete copies of all Material Seller Contracts. Part 5.6(b) of the Disclosure Schedule provides an accurate description of the terms of each Contract relating to the Assets that is not in written form. Each Material Seller Contract is valid and in full force and effect and, to the knowledge of Seller, is enforceable by Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (d)  Seller represents that:

              (i)  Seller has not violated or breached, or committed any default under, any Material Seller Contract and, to the knowledge of Seller, no other Person has violated or breached, or committed any default under, any Material Seller Contract;

            (ii)  to the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Seller Contract (B) give any Person the right to declare a default or exercise any remedy under any Material Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Seller Contract or (D) give any Person the right to cancel, terminate or modify any Material Seller Contract; and

            (iii)  Seller has not waived any of its material rights under any Material Seller Contract.

          (e)  Seller has not materially violated or breached, or committed any material default under, any software license required to support the configuration of its systems.

        5.7    Compliance with Legal Requirements.

        With respect to the Assets, Seller is in material compliance with all applicable Legal Requirements. Seller has not received any notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Legal Requirement related to Seller's ownership, use and operation of the Assets.

        5.8    Related Party Transactions.

        No Related Party: (a) has at any time had any direct or indirect interest in any material asset used in or otherwise relating to the Assets; (b) has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Assets; (c) has at any time competed, directly or indirectly, with the Assets; and (d) has any claim or right against the Assets (other than rights to receive compensation for services performed as an employee of Seller).

        5.9    Legal Proceedings; Orders.

          (a)  Other than the Bankruptcy Case, there is no pending Legal Proceeding and, to the knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement. To the knowledge of Seller, no event has occurred, and no claim, dispute or other circumstance exists that could reasonably be expected to serve as a basis for the commencement of any such Legal Proceeding.

          (b)  No Legal Proceeding related to the Assets has been commenced by or has been pending against Seller since January 1, 1999.

          (c)  There is no order, writ, injunction, judgment or decree to which the Assets is subject. No officer or other employee of Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Assets.

        5.10    Sales Policies; Warranties.

        Part 5.10 of the Disclosure Schedule lists all sales, product return, or warranty policies of Seller relating to the Assets (whether written or oral). No person or entity has asserted or, to the knowledge of Seller, threatened to assert a claim for a breach of any such policy listed in Part 5.10 of the Disclosure Schedule.

        5.11    Intellectual Property.

          (a)  Part 5.11(a)(i) of the Disclosure Schedule sets forth, with respect to each item of Intellectual Property set forth on Schedule 2.1(f) registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, (i) a brief description of such Intellectual Property, and (ii) the names of the jurisdictions covered by the applicable registration or application. All of Seller's Intellectual Property registered with any Governmental Authority or for which an application has been filed with any Governmental Authority is listed on Schedule 2.1(f). Seller holds no patents or patent applications in connection with the Assets or the eStores Business. Part 5.11(a)(ii) of the Disclosure Schedule identifies all other classes of Intellectual Property owned by Seller. Part 5.11(a)(iii) of the Disclosure Schedule identifies each item of Intellectual Property licensed to Seller by any Person (except for any Intellectual Property that is licensed to Seller under any third party software license generally available to the public at a cost of less than $10,000) and identifies the license agreement under which such Intellectual Property is being licensed to Seller. Seller has good, valid and marketable title to all of the Intellectual Property identified in Parts 5.11(a)(i) and 5.11(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all the Intellectual Property identified in Part 5.11(a)(iii) of the Disclosure Schedule. Seller has the right to assign to Buyer any and all right, title and interest Seller has in the Intellectual Property set forth in Schedule A without obtaining the prior consent of the licensors of such Intellectual Property. Part 5.11(a)(iv) of the Disclosure Schedule sets forth all obligations of Seller to make any payment to any Person for the use of any intellectual property. Seller has not developed jointly with any other Person any intellectual property with respect to which such other Person has any rights.

          (b)  Seller has taken measures and precautions reasonably necessary to protect and maintain the proprietary nature of all the Intellectual Property. Part 5.11(b) of the Disclosure Schedule identifies all Persons to whom, since January 1, 2000, Seller has disclosed or delivered or permitted the disclosure or delivery of: (i) the source code, or any portion or aspect of the source code, of any Intellectual Property or (ii) the object code, or any portion or aspect of the object code, of any Intellectual Property, other than pursuant to license agreements identified in Part 5.6 of the Disclosure Schedule.

          (c)  In connection with Seller's ownership, use and operation of the Assets, to the knowledge of Seller, Seller is not infringing, misappropriating or making any unlawful use of, and Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any intellectual property owned or used by any other Person. To the knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no intellectual property owned or used by any other Person infringes or conflicts with, any Intellectual Property.

          (d)  Each item of Intellectual Property conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by Seller; and Seller has not received notice of any claim by any customer or other Person alleging that any Intellectual Property (including each version thereof that has been licensed or otherwise made available by Seller to any Person since ownership thereof) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by Seller and, to the knowledge of Seller, there is no basis for any such claim.

          (e)  The Intellectual Property constitutes all the intellectual property necessary to enable Seller to conduct the eStores Business related to the Assets in the manner in which the eStores Business has been and is being conducted. Part 5.11(e) of the Disclosure Schedule sets forth (i) any license by Seller of Intellectual Property to any Person on an exclusive basis and (ii) any covenant not to compete or Contract limiting Seller's ability to exploit fully any Intellectual Property or to transact its business related to the Assets in any market or geographical area or with any Person.

        5.12    Governmental Authorizations.

        Part 5.12 of the Disclosure Schedule identifies each material Governmental Authorization held by Seller that is related to the Assets and Seller has delivered to Buyer accurate and complete copies of all such material Governmental Authorizations. To the knowledge of Seller, the material Governmental Authorizations identified in Part 5.12 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable Seller to conduct its business related to the Assets. Seller is, and has at all times been, in substantial compliance with the terms and requirements of the respective material Governmental Authorizations identified in Part 5.12 of the Disclosure Schedule. Seller has not received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization related to the Assets or (b) any actual or possible revocation, withdrawal, suspension or modification of any material Governmental Authorization related to the Assets.

        5.13    Material Relationships.

        No supplier to, or distributor of or customer of the Assets has notified Seller of an intention to terminate or substantially alter its existing business relationship with Seller and Seller has no reason to believe that such termination or alteration of the relationship with Seller is likely to occur.

        5.14    Brokers and Finders.

        None of Seller or any of its officers, directors, employees or agents nor any of its stockholders has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which Seller may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        5.15    Authority; Binding Nature of Agreement.

        Assuming the Closing takes place after the Sale Order, Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby has been duly authorized by all necessary action on the part of Seller, including approval by the Board of Directors thereof. Assuming the Closing takes place after the Sale Order, upon execution and delivery by Seller, each of this Agreement, the Noncompetition Agreement, the Assumption Agreement, the Bill of Sale, the Hosting Services Agreement and the Escrow Agreement (collectively, the "Transaction Agreements") will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        5.16    Non-Contravention; Consents.

        Neither the execution, delivery or performance of any of the Transaction Agreements, nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a violation of any of the provisions of Seller's certificate of incorporation or bylaws or any resolution adopted by Seller's board of directors or any committee thereof;

          (b)  contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller or any of the Assets is subject that will have a Material Adverse Effect on the Assets of Seller;

          (c)  contravene or result in a violation of, or give any Governmental Authority the right to revoke, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets that will have a Material Adverse Effect on the Assets of Seller;

          (d)  contravene or result in a material violation or breach of, or result in a default under, any provision of any Assumed Contract related to the Assets, or give any Person the right to (i) declare a default or exercise any remedy under any such Assumed Contract, (ii) accelerate the maturity or performance of any such Assumed Contract or (iii) cancel, terminate or modify any such Assumed Contract that will have a Material Adverse Effect on the Assets of Seller; or

          (e)  result in the imposition or creation of any material lien or other material Encumbrance upon or with respect to any of the Assets.

        Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person other than with the Bankruptcy Court in connection with (A) the execution, delivery or performance of any of the Transaction Agreements or (B) the consummation of the transactions contemplated by this Agreement.

        5.17    Full Disclosure.

        No representation or warranty by Seller contained in this Agreement, and no statement contained in any letter, certificate, schedule, exhibit or list furnished to Buyer by Seller in connection with the transactions contemplated hereby contains any material untrue statement of fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All copies of all writings furnished to Buyer by Seller hereunder or in connection with the transactions contemplated hereby are true and complete.

        5.18    Investment Representations.

        Seller understands that the Shares have not been registered under the Securities Act. Seller also understands that the Shares are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon Seller's representations contained in this Agreement. Seller hereby represents and warrants as follows:

          (a)    Seller Bears Economic Risk.    Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Buyer so that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Seller must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or an exemption from registration is available.

          (b)    Acquisition for Own Account.    Seller is acquiring the Shares for Seller's own account for investment only and not with a view towards their distribution. Once the Shares have been registered pursuant to Section 3.4, Buyer shall be free to sell the Shares in accordance with the Registration Statement, subject to the provisions of this Agreement.

          (c)    Seller Can Protect Its Interest.    Seller represents that by reason of its, or of its management's, business or financial experience, Seller has the capacity to protect its own interests in connection with the Acquisition. Further, Seller is aware of no publication of any advertisement in connection with the Acquisition or the issuance of the Shares.

          (d)    Accredited Investor.    Seller represents that it is an accredited investor and that each of its shareholders is an accredited investor within the meaning of Regulation D promulgated under the Securities Act.

          (e)    Buyer Information.    Seller has had an opportunity to discuss Buyer's business, management and financial affairs with management of Buyer. Seller has also had the opportunity to ask questions of and receive answers from, Buyer and its management regarding the terms and conditions of this investment.

          (f)    Rule 144.    Seller acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

        5.19    Bankruptcy Case.    Seller warrants that as of the Closing Date, Seller will have complied with the requirements of the Bankruptcy Code and provided to all parties with the right to receive notice of the Bankruptcy Case timely notice of the Bankruptcy Case as required by the Bankruptcy Code.

SECTION 6    REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer represents and warrants to the Seller as follows:

        6.1    SEC Filings; Financial Statements.

          (a)  Buyer has made available to Seller accurate and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Buyer with the SEC between December 31, 2000 and the date of this Agreement (the "Buyer SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The consolidated financial statements contained in Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and

  (iii) fairly present the consolidated financial position of Buyer and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Buyer and its subsidiaries for the periods covered thereby.

        6.2    Organization; Authority; Binding Nature of Agreement.

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action on the part of Buyer and its board of directors. No vote of Buyer's stockholders is needed to approve the transactions contemplated by this Agreement. Each of the Transaction Agreements constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        6.3    Valid Issuance.

        The Shares issued by Buyer will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and free of any preemptive rights or other Encumbrance created by Buyer other than restrictions on transfer under this Agreement and applicable state and federal securities laws. Buyer's common stock is listed for trading on The Nasdaq National Market.

        6.4    Non-Contravention; Consents.

        Neither (a) the execution, delivery or performance of the Transaction Agreements nor (b) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (i)  contravene, conflict with or result in a violation of any of the provisions of Buyer's certificate of incorporation or bylaws or any resolution adopted by Buyer's board of directors or any committee of Buyer's board of directors; or

          (ii)  contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Buyer is subject.

Except as may be required by the Securities Act or the Exchange Act, Buyer is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person other than the Bankruptcy Court in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        6.5    Brokers and Finders.

        None of Buyer or any of its officers, directors, employees or agents has had dealings with any broker or finder in such a way as to incur, or has otherwise incurred, any liability for which Seller may ever be in any way responsible with respect to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        6.6    Absence of Certain Changes and Events.

        Except as set forth in the Buyer SEC Documents, since September 30, 2001, (a) Buyer has not conducted its business and operations other than in the ordinary course of business and consistent with past practices and (b) there has not been any fact, event, circumstance or change affecting or relating to Buyer that has had or, to the knowledge of Buyer, is reasonably likely to have a material adverse effect on the Buyer; provided, however, that a decline in Buyer's stock price, in and of itself, whether due to market conditions, the announcement of the transactions contemplated hereby or for any other reason, shall not be deemed to constitute a material adverse effect.

SECTION 7        COVENANTS OF SELLER.

        7.1    Assignment of Contracts and Claims.

        Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or unless such consent is not required by the Bankruptcy Code or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by their terms, pass to Buyer as an incident of the transfers and assignments to be made under this Agreement. Nothing in this Section 7.1 shall relieve Seller of its obligations to obtain any consents required for the transfer of the Assets and all rights thereunder to Buyer.

        7.2    Filing of Appropriate Tax Forms.

          (a)  Prior to the Closing Date, Seller shall prepare a written initial allocation of the deemed sales price of the Assets among the Assets. Buyer and Seller shall use their commercially reasonable best efforts to agree, prior to the Closing Date, on such allocation of the deemed sales price of the Assets, in accordance with the allocation requirements of Section 1060 of the Code (the allocation agreed on by the parties pursuant to this Section, the "Purchase Price Allocation Agreement"). If Buyer and Seller are unable to agree on the Purchase Price Allocation Agreement prior to the Closing Date, then Seller shall request a nationally recognized accounting firm to prepare an allocation schedule in accordance with Section 1060 of the Code, which schedule shall be binding on the parties hereto and shall constitute the Purchase Price Allocation Agreement, as if agreed by the parties hereto. The cost of any such firm shall be borne 50% by Buyer and 50% by Seller. Any subsequent adjustments to this allocation shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation §1.1060-l.

          (b)  For all Tax purposes, Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and Buyer and Seller shall not voluntarily take any action inconsistent with the Purchase Price Allocation Agreement or take a position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision) or by any Governmental Authority. Buyer and Seller shall each be responsible for the preparation of their own IRS Forms 8594 (and any corresponding or similar forms or reports required under state or other applicable Tax laws) in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.

        7.3    Maintenance of the eStores Business.

        From the date hereof until the Closing, and subject to Bankruptcy Court approval, Seller shall:

          (a)  carry on its eStores Business in substantially the same manner as heretofore and not introduce any material new method of management, operation, or accounting related to the eStores Business, including without limitation altering or amending its network operations centers or technology infrastructure related to the eStores Business without the prior written consent of Buyer, except in each case as necessary in connection with the Bankruptcy Case;

          (b)  maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

          (c)  perform all its material obligations under and maintain and preserve the Assumed Contracts and any other agreements relating to or affecting the Assets;

          (d)  keep in full force and effect present insurance policies or other comparable insurance coverage which insure the Assets;

          (e)  amend, terminate, assign or reject any Assumed Contract without the prior knowledge and written consent of Buyer; and

            (f)  create, assume or permit to exist any new Encumbrance upon any of the Assets without the prior knowledge and written consent of Buyer.

        7.4    Further Assurance.

        At any time after the Closing Date, Seller shall execute, acknowledge and deliver any other assignments, conveyances and other assurances, documents and instruments of transfer or assumption, reasonably requested by Buyer and will take any other action consistent with the terms of this

Agreement that may reasonably be requested by Buyer for the purpose of perfecting the transfer of the Assets to Buyer.

        7.5    Bankruptcy Court Approval and Notices.

          (a)  Seller covenants and agrees that it shall as soon as practicable after execution of this Agreement take all steps necessary to obtain a final order or orders of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby and thereby (including, without limitation, the assumption and assignment of the Assumed Contracts, the sale of the Assets free and clear of all Liens, claims, Encumbrances, Liabilities, options, charges, obligations, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature to the fullest extent possible under Bankruptcy Code Section 363(f), and the various license grants contemplated therein), and to obtain any and all other corporate or regulatory approvals necessary for this Agreement and the transaction contemplated hereby and thereby to comply with all applicable laws, rules and regulations. In connection therewith, Seller shall file motions (collectively, the "Sale Motions") in form and substance satisfactory to Buyer seeking Bankruptcy Court approval of the assumption by Seller and assignment to Buyer of the Assumed Contracts, sale of the Assets to Buyer free and clear of all Liens, claims, Encumbrances, Liabilities, options, charges, obligations, rights of third parties (express or implied), restrictions, licenses and interests of any kind or nature to the fullest extent possible under Bankruptcy Code Section 363(f). The Sale Motions shall include provisions for breakup fees as set forth herein. The Sale Motions shall include this Agreement as an exhibit, and shall not be inconsistent with this Agreement. Among other things, the Sale Motions shall set forth the monetary amounts that are and will be due under the Assumed Contracts prior to assignment, as well as any other defaults that Seller would be required to cure under Section 365 of the Bankruptcy Code.

          (b)  As required and approved by the Bankruptcy Court, Seller shall have given notice of the Sale Motions, the related objection deadline, and the date and time of the Bankruptcy Court hearing thereon to all such parties as Seller and Buyer shall mutually agree. Seller's counsel shall timely file a certificate of service with the Bankruptcy Court, certifying that notice of the proposed sale of the Assets and assignment of the Assumed Contracts to Buyer has been served on all such parties. Seller shall bear the cost of all bankruptcy notices including, but not limited to the costs of publication.

          (c)  The Sale Motions shall include a request that the Bankruptcy Court waive the provisions of Federal Rule of Bankruptcy Procedure 6004(g) and 6006(d) and the Sale Order shall contain an express provision approving the sale of the Assets and the Assumed Contracts free of Federal Rule of Bankruptcy Procedure Rule 6004(g) and 6006(d).

        7.6    Access to Information.

        From and after the date hereof, upon Buyer's prior request Seller shall permit Buyer and Buyer's representatives, including its accountants, to have reasonable access upon reasonable notice during normal business hours at Buyer's expense to Seller's books, records and data relating to the eStores Business and the Assets and access to Seller's facilities, including without limitation its offices and technology co-location facilities.

        7.7    Conveyance of Assets.

          (a)  At or prior to Closing, Seller shall use its best efforts to execute any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things as are reasonably necessary to transfer, vest, perfect or confirm right, title, interest or ownership (of record or otherwise) of the Assets, including the Intellectual Property, as requested by Buyer.

          (b)  If at any time after the Closing, Buyer is advised that any additional deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm Buyer's ownership (of record or otherwise), right, title or interest in, to or under any or all of the Assets or otherwise to carry out the intent of this Agreement, Seller shall use its best efforts to execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement.

          (c)  In case after the Closing Date any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take (or, in the case of Seller, shall cause the responsible individual to take), all such necessary, proper or advisable actions. Furthermore, Seller agrees to cooperate with Buyer and to take all actions, including execution of any documents, reasonably requested by Buyer necessary to maintain, preserve, protect, and enforce the Intellectual Property.

          (d)  Effective on the Closing Date and, to the extent Seller is in existence, following notice to Seller, Seller hereby irrevocably constitutes and appoints Buyer as its true and lawful attorney-in-fact with full irrevocable power, coupled with an interest, and authority in the place and stead of Seller and in the name of Seller or in his own name, for the purpose of executing any and all documents, agreements, affidavits or other documents or filings necessary to implement the transfer of the Intellectual Property to Buyer as provided in this Agreement. This power of attorney shall survive the liquidation of Seller.

        7.8    Post-Closing Services for eStore Assets.    Pursuant to the Hosting Services Agreement, Seller will provide certain services related to the Assets of the eStores Business during the period in which the eStore clients are transitioned to the Buyer's platform.

        7.9    Financial Statements.    Seller will use its reasonable best efforts to cause the conditions to closing described in Section 9.17 to be satisfied, if applicable. Seller will use its reasonable best efforts to cause Seller's audit for its year ended December 31, 2001 to be completed and delivered to Buyer by February 28, 2002, if such audit is necessary (in the judgment of Buyer's auditors) for Buyer to prepare the financial statement disclosures concerning the Assets and Transaction required by Regulation S-X under the Securities Exchange Act of 1934 ("Regulation S-X"). Buyer and Seller agree that the cost of such audit or of a review in preparation for an audit (and the cost of Ernst & Young's review of Seller's financial statements as of and for the years ended December 31, 1999 and 2000 and as of and for the nine months ended September 30, 2001) will be borne by Buyer.

        Buyer shall use its reasonable best efforts to determine as soon as possible whether Seller's audit for the year ended December 31, 2001 is necessary for Buyer to prepare the financial statement disclosures concerning the Assets and Transaction required by Regulation S-X and notify Seller of the results of such determination as soon as possible.

SECTION 8        MUTUAL COVENANTS.

        8.1    Publicity.

        From the date of the execution and delivery of this Agreement through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by Buyer, on the one hand, or Seller, on the other hand, without the prior consent of (i) Buyer in the case of a release or an announcement by Seller or (ii) Seller in the case of a release or an announcement by Buyer (consent not to be unreasonably withheld in either case), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall, if practicable, allow Buyer or Seller, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance.

        8.2    Bankruptcy Case.

        Buyer and Seller covenant to cooperate fully with the Bankruptcy Court and with each other to expedite the Bankruptcy Case and to obtain the orders as described in Section 11.

SECTION 9        CONDITIONS PRECEDENT TO THE CLOSING BY BUYER.

        The obligation of Buyer to consummate this Agreement is subject to the fulfillment at or prior to the Closing Date of the conditions set forth below.

        9.1    Representations and Warranties.

        The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects as of such specified date or dates), except, in either case, where failure to be so true and correct would not have a Material Adverse Effect, and Seller shall have performed or complied in all material respects with all of its covenants, terms and conditions to be performed prior to Closing. The representations or warranties of Seller contained herein shall survive the Closing Date for a period of 90 days.

        9.2    No Action.

        Other than the Bankruptcy Case, no action or proceeding shall have been instituted or overtly threatened before any court or other governmental body, or instituted or threatened by any public authority, or any individual or entity, whether brought against Buyer or Seller, pertaining to the acquisition by Buyer of the Assets, and no order (other than an order permitting a sale to a third party) shall have been issued by any court or agency having jurisdiction the results of which could prevent, materially delay or make illegal the consummation of such purchase or would have, or be reasonably expected to have, any Material Adverse Effect on the Assets.

        9.3    Material Adverse Effect.

        Prior to the Closing, there shall not have occurred a Material Adverse Effect with respect to the Assets of the eStores Business. It shall not be considered a Material Adverse Effect if any eStore client of Seller (i) gives notice prior to Closing that it is terminating its contract or is not renewing its contract with Seller, or (ii) severs its web link to Seller; provided that such action results in a reduction of the Initial Consideration pursuant to Section 3.1(b) hereof.

        9.4    Receipt of Assumed Contracts and Intellectual Property.

        At least ten (10) days prior to the Closing, Buyer shall have received complete copies (other than exceptions which are immaterial in nature) of all Assumed Contracts and copies of all governmental filings relating to the Intellectual Property.

        9.5    Buyer's Election Pursuant to Section 3.2.

        Buyer or Seller shall not have elected to terminate the Agreement pursuant to the provisions of Section 3.2.

        9.6    Certificates.

        Receipt of a certificate executed by Seller's Chief Executive Officer, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that (i) each of the representations and warranties of Seller contained in this Agreement was true and correct in all respects when made and is true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects as of such specified date or dates), except, in either case, where failure to be so true and correct would not have a Material Adverse Effect, (ii) Seller has performed and complied with all of its covenants required to have been performed or complied in all material respects with by it pursuant to this Agreement on or prior to the Closing Date, and (iii) all of the conditions precedent to Buyer's obligations set forth in this Agreement, the satisfaction of which was the responsibility of Seller have been satisfied in all material respects, except to the extent waived by Buyer.

        9.7    Consents Obtained.

        All consents (or such non-objections as determined by a court order in the Bankruptcy Case allow for assumption and assignment), waivers, approvals, authorizations or orders, as set forth in Schedule 9.7 attached hereto, required to be obtained by Seller for the assumption by, or assignment to Buyer of the Assets shall have been obtained and provided to Buyer.

        9.8    Authorization by Seller.

        The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein shall have been duly authorized by Seller's board of directors.

        9.9    Bankruptcy Case Filings.

        All agreements, documents, pleadings, notices and orders in connection with the Transaction (including, without limitation, approval of the bid procedures and Breakup Fee described in Section 11.2) shall be in form and substance satisfactory to Buyer in its reasonable discretion, and the obligations of each of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the Bankruptcy Court authorizing Seller to enter into and perform this Agreement whose authorization shall not have been reversed, rescinded, stayed, modified or amended prior to the Closing Date.

        9.10    Bankruptcy Matters.

        Seller shall have delivered to Buyer;

          (a)  A certified copy of the Sale Order, in form and substance satisfactory to Buyer approving: (i) the assumption by Seller and assignment to Buyer, pursuant to Bankruptcy Code Section 365, of all of Seller's rights under the Assumed Contracts, (ii) this Agreement and the transactions contemplated hereby, and (iii) the sale of the Assets to Buyer free and clear of all Encumbrances to the fullest extent possible under Bankruptcy Code Sections 363 and 365(f). The Sale Order shall, among other things, contain a finding that the sale of the Assets to Buyer is in good faith within the meaning of Bankruptcy Code Section 363(m) and such order shall not be subject to any stay; and

          (b)  A certificate of service of Seller's counsel, which has been filed with the Bankruptcy Court, certifying that notice of the proposed sale of the Assets and the Assumption Notice has been served on all creditors of Seller which the parties mutually agree are entitled to notice and all parties having a claim on, or interest in, the Assets.

        9.11    Bill of Sale; Assumption Agreement.

        Seller shall have executed and delivered the Bill of Sale, the Assumption Agreement and any other instruments of transfer reasonably requested by Buyer.

        9.12    No Material Adverse Effect.

        No circumstance, change in, or effect on the eStores Business or the Assets shall have occurred between the date hereof and Closing which has a Material Adverse Effect.

        9.13    Outside Date.

        The Closing shall take place prior to the Outside Date, unless the parties hereto mutually agree to extend such Outside Date.

        9.14    Appeal of Sale Order.

        Buyer shall have no knowledge of an actual or pending appeal of the Sale Order.

        9.15    Noncompetition Agreement.

        Seller shall have delivered to Buyer the Noncompetition Agreement.

        9.16    Opinion of Counsel.

        Seller shall have delivered to Buyer an opinion of counsel to Seller concerning the subject matter described on Exhibit E.

        9.17    Financial Information

        Seller shall have provided to Buyer all financial statements and financial information (including without limitation audited financial statements for Seller's year ended December 31, 2001) necessary (in the judgment of Buyer's auditors) for Buyer to prepare the financial statement disclosures concerning the Assets and the Transaction required by Regulation S-X, if any.

SECTION 10        CONDITIONS PRECEDENT TO THE CLOSING BY SELLER.

        The obligation of Seller to consummate this Agreement and to sell the Assets as provided herein is subject to fulfillment at or prior to the Closing Date of the conditions set forth below.

        10.1    Representations and Warranties.

        The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects as of such specified date or dates), except, in either case, where failure to be so true and correct would not have a material adverse effect on Buyer's business, and Buyer shall have performed or complied in all material respects with all of its covenants, terms and conditions to be performed by Buyer prior to Closing.

        10.2    Purchase Price.

        On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller the Purchase Price in accordance with Section 3 herein.

        10.3    Bankruptcy Court Approval.

        The obligations of each of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the Bankruptcy Court authorizing Seller to enter into and perform this Agreement which authorization shall not have been reversed, rescinded, stayed, modified or amended prior to the Closing Date.

        10.4    Authorization by Buyer.

        The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein shall have been duly authorized by Buyer's board of directors.

        10.5    Certificates.

        Receipt of a certificate executed by Buyer's Chief Executive Officer or President, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller, certifying that (i) each of the representations and warranties of Buyer contained in this Agreement was true and correct when made and is true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects as of such specified date or dates), (ii) Buyer has performed and complied in all material respects with all of its covenants required to have been performed or complied with by it pursuant to this Agreement on or prior to the Closing Date, and (iii) all of the conditions precedent to Seller's obligations set forth in this Agreement the satisfaction of which was the responsibility of Buyer has been satisfied, except to the extent waived by Seller.

        10.6    No Actions.

        Other than the Bankruptcy Case, no action or proceeding shall have been instituted or overtly threatened before any court or other governmental body, or instituted or threatened by any public authority, or any individual or entity, whether brought against Buyer or Seller, pertaining to the acquisition by Buyer of the Assets, and no order (other than an order permitting a sale to a third party) shall have been issued by any court or agency having jurisdiction the results of which could prevent, materially delay or make illegal the consummation of such purchase.

        10.7    Bankruptcy Case Filings.

        All agreements, documents, pleadings, notices and orders in connection with the Transaction (including, without limitation, approval of the bid procedures) shall be in form and substance satisfactory to Seller in its reasonable discretion, and the obligations of each of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the Bankruptcy Court authorizing Seller to enter into and perform this Agreement.

        10.8    Opinion of Counsel.

        Buyer shall have delivered to Seller an opinion of counsel to Buyer concerning the subject matter described on Exhibit F.

        10.9    Outside Date.

        The Closing shall take place prior to the Outside Date, unless the parties hereto mutually agree to extend such Outside Date.

        10.10    Election Pursuant to Section 3.2.

        Buyer or Seller has not elected to terminate the Agreement pursuant to the provisions of Section 3.2.

        10.11    Assumption Agreement.

        Buyer shall have executed and delivered the Assumption Agreement and any other instruments of transfer reasonably requested by Buyer.

SECTION 11        SALE ORDER AND BID PROCEDURES.

        11.1    Interim Order and Sale Order Procedures.

        As soon as practicable, but in no event later than two business days after the date hereof, Seller shall file with the Court and serve upon the parties identified in Section 11.3 and 11.4, a motion or motions seeking entry of an Order of the Bankruptcy Court (the "Interim Order") scheduling the date, time and place for a hearing (the "Sale Hearing"), describing the form and manner of notice thereof, approving bid procedures providing terms for submission of competing offers, overbid procedures, break-up fee and expense reimbursement (the "Bid Procedures Motion"), and authorizing and directing Seller's performance under this Agreement. Within two business days after the entry of an Interim Order, Seller shall file with the Court a motion or motions seeking entry of an Order of the Bankruptcy Court (the "Sale Order"), in form and substance reasonably acceptable to Buyer, approving this Agreement and the sale of Assets contemplated hereunder free and clear of Encumbrances pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Assumed Contracts in accordance with Section 365 of the Bankruptcy Code. The Interim Order and the motion or motions seeking its entry shall be in form and substance acceptable to Buyer in its sole discretion. Seller shall use commercially reasonable efforts to obtain the Interim Order no later than 15 days from the date hereof and the Sale Order no later than the Outside Date.

        11.2    Break Up Fee and Overbid.

        The Bid Procedures Motion shall provide, among other things: (i) that, in recognition and consideration of the time, effort and cost incurred by Buyer in pursuing this Agreement, and as reimbursement for all reasonable fees and expenses incurred by Buyer (including, without limitation, fees and expenses of Buyer's accountants, attorneys and other consultants), Seller shall pay to Buyer a Break-Up Fee (the "Break-Up Fee") in the amount of the out-of-pocket expenses of Buyer (including, without limitation, fees and costs of its counsel and accountants) associated with the negotiation of the transaction contemplated by this Agreement, including, without limitation, the drafting of documentation related thereto (including the term sheet prepared in connection therewith) and due diligence activities associated therewith in the event any of the Assets are sold to anyone other than Buyer; (ii) the Break-Up Fee shall be an administrative claim in the Bankruptcy Case or any successive bankruptcy proceeding and shall be paid only from the proceeds of the sale of the Assets prior to the payment of any liens, encumbrances, fees, costs, charges, or claims against the proceeds; (iii) the consideration of competing offers for the Assets must match the structure of the consideration being offered by Buyer, and must match or improve the Initial Consideration being offered by Buyer, subject to increase or decrease as set forth in this Agreement and must include an additional $200,500 in consideration; and (iv) that only Qualified Bidders (as defined in the Bid Procedures Motion) can bid at any auction for the sale of the Assets. The provisions of this Section 11.2 shall survive the termination of the Agreement.

        11.3    Notice.

        Except as otherwise required by the Bankruptcy Court, at Seller's sole expense, Seller shall cause the Sale Motion (or a Notice thereof) to be served upon (i) all parties requesting notices in the Bankruptcy Case, (ii) all parties asserting Liens on the Assets, (iii) the 20 largest creditors in the Bankruptcy Case for all debtors on a consolidated basis, (iv) taxing authorities in all jurisdictions in which Seller maintains a physical location, (v) the U.S. Trustee, (vi) Attorney General for the State of California, and (vii) those additional parties as required by the Bankruptcy Court and Bankruptcy Rules 2002, 6004 and 6006.

        11.4    Publication of Notice.

        If required by the Bankruptcy Court, at Seller's sole expense, Seller shall cause the Sale Motion (or a Notice thereof) to be published in newspapers of general circulation as ordered by the Bankruptcy Court.

        11.5    Non-Solicitation of Offers.

        From and after the date of this Agreement until the termination of this Agreement pursuant to its terms, Seller will not solicit or initiate the submission of any proposal or offer from any person or entity relating to the acquisition, licensing, transfer or encumbrance of any of the Assets either alone or together with any other portion of Seller's business; provided, that Seller shall at all times act in a manner consistent with its fiduciary obligations to its creditors and to its stockholders relating to any such acquisition of the Assets, the merger or consolidation of Seller with or into any other corporation or corporations, the dissolution of Seller or the acquisition of more than 15% of the total outstanding equity interests in Seller (each, an "Acquisition"), and provided, further, that notice and publication of the sale as approved by the Bankruptcy Court shall not be deemed a violation of this Section 11.5. In the event that, during the time that this Agreement shall remain in effect, Seller shall receive any offer or other indication of interest from any third party relating to any Acquisition (an "Acquisition Proposal"), Seller shall promptly notify Buyer in writing, and shall in such notice set forth in reasonable detail the identity of the third party, the terms and conditions of such Acquisition Proposal and any other information requested of it by the third party, and shall keep Buyer informed as to the status thereof, and shall not directly or indirectly through any officer, director, Affiliate, agent or representative of Seller or otherwise, accept, endorse or seek Bankruptcy Court approval of any Acquisition Proposal without first affording Buyer a reasonable prior opportunity to make a higher and better offer.

        11.6    Indemnification.

          (a)  Seller shall indemnify and hold Buyer, and its Affiliates and their respective directors, officers, employees and representatives (collectively, "Buyer Indemnified Parties" and for purposes of this Section 11.6, all Buyer Indemnified Parties are referred to herein as "Buyer") harmless against (i) all obligations and liabilities of Seller, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to this Agreement or the Assumption Agreement; (ii) any loss, liability, claim or expense (including reasonable attorneys' fees and other reasonable costs of defense and determined without regard to any materiality qualification in any representation or warranty giving rise to the claim for indemnity hereunder) (collectively, "Damages") incurred or sustained by Buyer as a result of any breach by Seller of its covenants contained herein or, subject to the terms, conditions and limitations on liability set forth in the Hosting Services Agreement, in the Hosting Services Agreement attached as Exhibit D hereto; (iii) any Damages incurred or sustained by Buyer as a result of any breach or misrepresentation by Seller of its representations and warranties contained in Section 5 or in the certificate delivered pursuant to Section 8.7.

          (b)  Buyer shall indemnify and hold Seller and its Affiliates and their respective directors, officers, employees and representatives harmless against (i) any Damages incurred or sustained by Seller as a result of any breach by Buyer of its covenants contained herein; and (ii) any Damages incurred or sustained by Seller as a result of any breach or misrepresentation by Seller of its representations and warranties contained in Section 6.

          (c)  Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller pursuant to this Agreement shall be equal to the value of the Escrow Shares; provided, however, that such limit on Seller's liability shall be inapplicable with respect to Damages that arise from or are a result of (i) a breach of Seller's representations and warranties relating to Taxes or (ii) Seller's intentional misrepresentation. Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Buyer pursuant to this Agreement shall be equal to the value of the Escrow Shares; provided, however, that such limit on Buyer's liability shall be inapplicable with respect to Damages that arise from or are as a result of Buyer's intentional misrepresentation. For purposes of this Section 11.6, the Escrow Shares shall be valued using the Closing Stock Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like occurring after the Closing).

          (d)  With respect to third-party claims, all claims for indemnification by Buyer or Seller hereunder shall be asserted and resolved as set forth in this Section 11.6(d). In the event that any claim or demand for which either party would be liable to the other hereunder is asserted against or sought to be collected by a third party, Buyer or Seller, as the case may be, shall promptly notify the other of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). Buyer's or Seller's, as the case may be, failure to give reasonably prompt notice as required by this Section 11.6(d) of any asserted claim which may give rise to a right of indemnification hereunder shall not relieve Seller or Buyer of any liability which Seller or Buyer may have to the other except to the extent the failure to give such notice adversely prejudiced Seller or Buyer. Seller or Buyer, as the case may be, shall have thirty (30) days from the date of receipt of the Claim Notice (the "Notice Period") to notify the other (i) whether or not such party disputes the liability to the other hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the other against such claim or demand. All costs and expenses incurred by Seller or Buyer in defending such claim or demand shall be a liability of, and shall be paid by, Seller or Buyer, as the case may be. Except as hereinafter provided, in the event that Seller or Buyer notifies the other within the Notice Period that it desires to defend the other against such claim or demand, Seller or Buyer, as the case may be, shall have the right to defend the other by appropriate proceedings and shall have the sole power to direct and control such defense. If Buyer or Seller desires to participate in any such defense, it may do so at its sole cost and expense. If Buyer or Seller shall have an obligation to indemnify with respect to a third party claim and shall have assumed the defense of such claim and pursued such defense diligently and in good faith, then the indemnifying party shall have the right to settle such claim with the consent of the indemnified party, which consent will not be unreasonably withheld. Seller and Buyer shall not, without the prior written consent of the other, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other or any subsidiary or Affiliate thereof, or if such settlement or compromise does not include an unconditional release of the other for any liability arising out of such claim or demand. If Seller or Buyer elects not to defend the other against such claim or demand, whether by not giving the other timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the other, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of Seller or Buyer, as the case may be, hereunder, subject to the limitations set forth in this Section 11.6. Buyer and Seller shall each render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. If at any time any claim described in this Section 11.6(d) seeks material prospective relief which is reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of Buyer or Seller or any Affiliate thereof, Buyer or Seller, as the case may be, shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the other hereunder. If Buyer or Seller should elect to exercise such right described in the immediately preceding sentence, the other shall have the right to participate in, but not control, the defense of such claim or demand at its sole cost and expense.

          (e)  The indemnities provided in connection with Sections 11.6(a)(i) and (ii) and 11.6(b)(i) shall survive the Closing. The indemnities provided in connection with Sections 11.6(a)(iii) and 11.6(b)(ii) shall survive for a period of 90 days after the Closing.

            (f)  Each of Buyer and Seller shall be obligated in connection with any claim for indemnification under this Section 11.6 to use all reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

          (g)  In addition to any rights of offset or other rights that Buyer may have at common law or otherwise, Buyer shall have the right to offset any amount that may be owed to any Buyer Indemnified Party under this Section 11.6 against any amount otherwise payable by Buyer (including, without limitation, the Earnout Shares). Prior to exercising its right to offset, Buyer must first notify Seller in writing the amount in which Buyer intends to offset and the reasons for offsetting (the "Offset Notice"). Seller shall have fifteen (15) days from the date of receipt of the Offset Notice (the "Offset Notice Period") to notify Buyer in writing whether or not Seller disputes the amount or justification for the offset. If Seller does not provide a written response to Buyer prior to the end of the Offset Notice Period, Seller shall be deemed to have consented to the offset. If Seller does dispute the amount or justification for the offset, Seller may institute arbitration of the issues in dispute pursuant to the rules of the American Arbitration Association before a sole arbitrator and such arbitration shall be held in San Francisco, California, and, in such event, Buyer and Seller shall be required to pursue such arbitration. The costs of such mandatory arbitration shall be borne by the non-prevailing party.

          (h)  Except for claims based on fraud, the rights of indemnification of Buyer, pursuant to this Agreement, shall be the exclusive remedy at law or in equity for breaches of representations, warranties and covenants of Seller contained in this Agreement or otherwise arising out of the transactions contemplated herein. Except for claims based on fraud, the rights of indemnification of Seller, pursuant to this Agreement, shall be the exclusive remedy at law or in equity for breaches of representations, warranties and covenants of Buyer contained in this Agreement or otherwise arising out of the transactions contemplated herein.

        11.7    Tax Cooperation.

        After the Closing, Seller and Buyer agree to cooperate with each other in connection with any inquiry, audit, determination or proceeding affecting the Liability of either of them for Taxes, and, in connection with the determination of any such Liability, each of them shall make available to each other within a reasonable amount of time, at no cost to the requesting party, any documents, correspondence, reports, books and records and any other materials bearing on such Tax inquiry, audit, examination, proceeding or determination then in the possession of the requested party; provided that (a) each Party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another Party under this Section 11.7; (b) Buyer acknowledges and agrees that Seller is in the process of liquidating its Business and dissolving; (c) this Section 11.7 shall not be construed to impose any obligation on either party to maintain any documents or records that would be discarded pursuant to its normal record retention practices and policies; and (d) no shareholder or creditor of Seller shall have any liability to Buyer hereunder.

SECTION 12        GENERAL PROVISIONS

        12.1    Jurisdiction of Bankruptcy Court.

        The parties consent to the jurisdiction of the Bankruptcy Court to decide any dispute, controversy, claim or allegation of breach of, arising out of this Agreement.

        12.2    Notices.

        All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, or faxed to the following addresses or to such other address as the parties hereto may designate in writing:

        Seller:

    Beyond.com Corporation
    3200 Patrick Henry Drive
    Santa Clara, CA 95045
    Attn: Ronald Smith
    Fax: (408) 327-6406

        with a copy to:

    Morrison & Foerster LLP
    755 Page Mill Road
    Palo Alto, CA 94304
    Attn: Richard Scudellari
    Fax: (650) 494-0792

        with a copy to:

    Gray Cary Ware & Freidenrich LLP
    1755 Embarcadero Road
    Palo Alto, CA 94303
    Attn: Lillian Stenfeldt
    Fax: (650) 320-7401

        Buyer:

    Digital River, Inc.
    9625 West 76th Street, Suite 150
    Eden Prairie, MN 55344
    Attn: Joel Ronning
    Fax: (952) 253-8370

        with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attn: Michael J. Sullivan, Esq.
    Fax: (415) 951-3699

All such notices, requests, consents and other communications shall be deemed to be properly given if delivered p ersonally or, if sent by mail, three business days after the same has been deposited in mail, addressed and postage prepaid as set forth above.

        12.3    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument.

        12.4    Governing Law.

        This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

        12.5    Restatement of Original Asset Purchase Agreement, Integration and Construction.

        This Agreement shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. The Original Asset Purchase Agreement shall be amended and restated in its entirety as set forth herein. This Agreement has been drafted with the joint participation of the parties hereto and shall be construed to be neither against nor in favor of Seller or Buyer in accordance with the fair meaning thereof.

        12.6    Waivers and Amendments.

        No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

        12.7    Attorneys' Fees.

        Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transac tions contemplated in this Agreement, including any action resulting from a breach of this Agreement.

        12.8    Headings.

        The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

        12.9    Successors and Assigns.

        This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns, including without limitation, any successors to Seller, including a successor Chapter 11 or Chapter 7 trustee.

        12.10    Severability.

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

        12.11    Disclosure Schedule.

        Any fact circumstance, condition, document or other matter disclosed in any part of the Disclosure Schedule referenced herein shall be deemed to have been disclosed for all purposes under this Agreement including all other parts of the Disclosure Schedule, provided that the relevance of the disclosure to such other part of the Disclosure Schedule can be reasonably discerned from the applicable part of the Disclosure Schedule.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Asset Purchase Agreement effective on the date first set forth above.

DIGITAL RIVER, INC.
By:	/s/ ROBERT E. STRAWMAN
Name:	Robert E. Strawman
Title:	CFO
DIGITAL RIVER, INC.
By:	/s/ RONALD S. SMITH
Name:	Ronald S. Smith
Title:	CEO and President

EXHIBIT A

ASSUMPTION AGREEMENT

        THIS ASSUMPTION AGREEMENT (the "Agreement") is entered into as of                         , 2002, by and between BEYOND.COM CORPORATION, a Delaware corporation ("Seller") and DIGITAL RIVER, INC., a Delaware corporation ("Buyer"). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

        In accordance with that certain Asset Purchase Agreement dated as of January    , 2002 by and between Buyer and Seller (the "Purchase Agreement"), as of the date of this Agreement Buyer hereby absolutely and irrevocably assumes, and undertakes and agrees to become responsible for and to discharge in accordance with the terms thereof, the Assumed Liabilities as provided in the Purchase Agreement.

        Seller acknowledges and agrees that: (a) Buyer is not assuming any liabilities of Seller other than the Assumed Liabilities; and (b) nothing contained in this Agreement is intended to impose any obligations or liabilities on Buyer beyond those obligations and liabilities expressly imposed on Buyer in the Purchase Agreement and pursuant to the Assumed Liabilities. This Agreement shall be binding upon the successors and assigns of Buyer and shall inure to the benefit of the successors and assigns of Seller.

        This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

DIGITAL RIVER, INC., a Delaware corporation
By:
Name: Title:
BEYOND.COM CORPORATION, a Delaware corporation
By:
Name: Title:

EXHIBIT B

BILL OF SALE

        Subject and pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of January     , 2002 by and between BEYOND.COM CORPORATION, a Delaware corporation ("Seller"), and DIGITAL RIVER,  INC., a Delaware corporation ("Buyer"), for good and valuable consideration provided to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, conveys and assigns to Buyer all right, title and interest of Seller in and to the Assets (as defined in the Purchase Agreement), free and clear of all Encumbrances (as defined in the Purchase Agreement) to the fullest extent possible under Bankruptcy Code Section 363(f), except for the Assumed Liabilities (as defined in the Purchase Agreement), as such Assets exist as of the date hereof.

        This Bill of Sale is made and delivered in accordance with, and is subject to, all of the representations, warranties and covenants set forth in the Purchase Agreement.

        This Bill of Sale may be executed in counterparts, all of which taken together shall constitute one instrument.

        Dated:                        , 2002

BEYOND.COM CORPORATION, a Delaware corporation
By:
Name: Title:
DIGITAL RIVER, INC., a Delaware corporation
By:
Name: Title:

EXHIBIT C

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this "Agreement") is entered into as of                         , 2002, by and among DIGITAL RIVER, INC., a Delaware corporation ("Buyer"), BEYOND.COM CORPORATION, a Delaware corporation ("Seller"), and WELLS FARGO BANK MINNESOTA, a national banking association principally located in Minneapolis, Minnesota ("Escrow Agent").

RECITALS

        WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement dated as of January    , 2002, pursuant to which Buyer has agreed to purchase certain of the assets and assume certain of the liabilities of Seller in exchange for cash and shares of Buyer's common stock, par value $0.01 per share (the "Common Stock");

        WHEREAS, the Purchase Agreement contemplates the establishment of an escrow fund (the "Escrow Account") composed of 70,000 shares of Common Stock (the "Escrow Shares") to secure the indemnification obligations of Seller pursuant to Section 11.6 of the Purchase Agreement; and

        WHEREAS, this Agreement shall govern the terms upon which the Escrow Agent may distribute the Escrow Shares to Buyer and/or Seller.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows (except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given them in the Purchase Agreement):

        1.    Appointment of Escrow Agent.    Escrow Agent is hereby appointed the escrow agent in accordance with the instructions set forth herein.

        2.    Claim Certificates.    In the event a Buyer Indemnified Party believes it is entitled to be indemnified under Section 11.6 of the Purchase Agreement from time to time on or prior to the 90th day following Closing, Buyer may make a claim to some or all of the Escrow Shares (a "Claim") by delivering to Escrow Agent a certificate (a "Claim Certificate") signed by the chief executive officer, the president or a vice president of Buyer stating:

          (a)  that such Buyer Indemnified Party in good faith believes it is entitled to be indemnified under Section 11.6 of the Purchase Agreement;

          (b)  the reasons therefore, set forth in reasonable detail;

          (c)  the amount of the Claim reasonably estimated by Buyer, including the number of Escrow Shares needed to cover such Claim; and

          (d)  that Buyer has delivered a copy of such Claim Certificate to Seller and the date on which such copy was delivered.

Whenever a Claim Certificate is delivered to Escrow Agent, Escrow Agent shall thereupon promptly deliver a copy thereof to Seller.

        3.    Disputed Claims.    Seller may dispute or object to any Claim (a "Disputed Claim"), in whole or in part, by delivering to Escrow Agent a notice (an "Objection Notice") within 30 days of receipt of the Claim Certificate stating:

          (a)  that Seller disputes or objects to such Claim;

1

          (b)  the reasons for such objections or dispute, set forth in reasonable detail;

          (c)  that Seller has delivered a copy of such Objection Notice to Buyer and the date on which such copy was delivered; and

          (d)  the portion of the Claim set forth in the Claim Certificate, if any, which is not disputed or objected to.

Whenever there shall be delivered to Escrow Agent an Objection Notice, Escrow Agent shall thereupon promptly deliver a copy thereof to Buyer.

        4.    Payment of Claims.

          (a)  If Escrow Agent receives from Seller written notice of consent or agreement to all or part of a Claim (the "Agreed Amount"), Escrow Agent shall thereupon promptly deliver to Buyer a number of Escrow Shares equal in value to the amount of the Claim that is not in dispute. If Seller does not deliver an Objection Notice to Escrow Agent within 30 days of receipt of the Claim Certificate, Escrow Agent shall promptly deliver to Buyer the number of Escrow Shares specified in Buyer's Claim Certificate.

          (b)  If the Escrow Shares are not sufficient to pay in full any amounts payable to Buyer under the preceding Section 4(a), Escrow Agent shall distribute to Buyer such Escrow Shares as are available.

          (c)  For purposes of paying Claims to Buyer under this Agreement, the Escrow Shares shall be valued using the Closing Stock Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like occurring after the Closing).

        5.    Distribution of Escrow Shares.    Escrow Agent shall not make any distribution of the Escrow Shares with respect to any Claim made by Buyer hereunder until:

          (a)  it receives the written consent or agreement of Seller with respect to such distribution;

          (b)  Seller does not deliver an Objection Notice to Escrow Agent within 30 days of receipt of the Claim Certificate; or

          (c)  there is a Decision with respect to a Disputed Claim. "Decision" shall mean a decision, order, judgment or decree of a court of competent jurisdiction.

        6.    Holding of Escrow Shares.

          (a)  The Escrow Shares shall be credited by Escrow Agent and recorded in the Escrow Account.

          (b)  Any dividends received by Escrow Agent with respect to the Escrow Shares shall become part of the Escrow Shares; provided, however, that such dividends shall be for the sole and exclusive benefit of Buyer to the extent that such dividends have been earned or accrued on the Escrow Shares that are delivered to Buyer hereunder. In the absence of any Claim or in the event of the resolution of any Claim in favor of Buyer, all dividends shall accrue to the benefit of Seller. Escrow Agent shall make any tax filings required by reason of the earning or accrual of such dividends.

          (c)  Escrow Agent shall hold and safeguard the Escrow Shares during the term of this Agreement, shall treat such Escrow Account as a trust account in accordance with the terms of this Agreement and the Purchase Agreement and not as the property of Seller, and shall hold and dispose of the Escrow Shares only in accordance with the terms hereof.

          (d)  The Escrow Shares shall be voted by Escrow Agent in accordance with the instructions received by Escrow Agent from Seller. In the absence of such instructions, Escrow Agent shall not

2

  vote such shares. Escrow Agent need not forward proxy information, annual or other reports or other information received from Buyer with respect to the Escrow Shares.

          (e)  In distributing shares to Seller, to the extent a distribution of Escrow Shares would require the distribution of a fraction of an Escrow Share of common stock, the distribution shall be rounded down to the nearest whole share.

        7.    Notices.    All notices (including Objection Notices), certificates (including Claim Certificates), payment, and distributions required or permitted to be given or delivered hereunder shall be deemed to have been properly given or delivered to the following addresses, if delivered in person, or, if mailed, on the second business day following the date when mailed by registered or certified mail, postage prepaid as follows:

          (a)  If to Buyer:

      Digital River, Inc.
      9625 West 76th Street, Suite 150
      Eden Prairie, Minnesota 55344
      Attention: Joel Ronning
      Telephone: (952) 253-1234
      Facsimile: (952) 253-8370

    With a copy (not constituting notice) to:

      Cooley Godward LLP
      One Maritime Plaza, 20th Floor
      San Francisco, California 94111
      Attention: Michael J. Sullivan
      Telephone: (415) 693-2000
      Facsimile: (415) 951-3699

          (b)  If to Seller:

      BEYOND.COM CORPORATION
      3200 Patrick Henry Drive
      Santa Clara, CA 95045
      Attention: Ronald Smith
      Telephone: (408) 855-2618
      Facsimile: (408) 327-6406

    With a copy (not constituting notice) to:

      MORRISON & FOERSTER LLP
      755 Page Mill Road
      San Mateo, CA 94304
      Attention: Richard Scudellari
      Telephone: (650) 813-5683
      Facsimile: (650) 494-0792

    and a copy (not constituting notice) to:

      GRAY CARY WARE & FREIDENRICH LLP
      1755 Embarcadero Road
      Palo Alto, CA 94303
      Attention: Lillian Stenfeldt
      Telephone: (650) 833-2000
      Facsimile: (650) 320-7401

3

          (c)  If to Escrow Agent:

      Wells Fargo Bank Minnesota, N.A.
      Corporate Trust Department
      Mail Stop:
      Sixth Street & Marquette Avenue
      Minneapolis, Minnesota 55479
      Attention:
      Telephone: (612) 667-8687
      Facsimile: (612) 667-9825

or to such other address as a party shall designate by written notice given in accordance with the foregoing to all other parties to this Agreement.

        8.    Reliance.    Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed or presented by the proper person or persons and shall not be liable in connection with the performance by it of its duties pursuant to the provisions hereof, except for its own willful misconduct or gross negligence.

        9.    Termination of Escrow.    Ninety days following the date hereof, the Escrow Shares held by Escrow Agent pursuant to the terms of this Agreement, less (if applicable) one hundred five percent (105%) of the Escrow Shares claimed by Buyer in Claim Certificates relating to Disputed Claims, shall be delivered by Escrow Agent to Seller. Upon settlement of all Disputed Claims, this escrow shall terminate, and all remaining Escrow Shares held by Escrow Agent shall be delivered by Escrow Agent to Seller.

        10.    Fees and Expenses.    Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by Buyer. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of shares under this Agreement are not fulfilled, or Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable one-half from Seller and one-half from Buyer.

        11.    Indemnification of Escrow Agent.    Buyer and Seller, jointly and severally, hereby indemnify and hold harmless Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys' fees, which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of Escrow Agent.

        12.    Acceptance of Appointment.    Wells Fargo Bank Minnesota, National Association hereby agrees to act as Escrow Agent under this Agreement. Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

        13.    Counterparts.    This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

4

        14.    Resignation.    Escrow Agent may resign upon 30 days advance written notice to the parties hereto. If a successor escrow agent is not appointed within the 30 day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

        15.    Governing Law.    This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of California, without giving effect to the principles of conflict of laws thereof.

        16.    Amendments.    This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

        17.    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any party hereto or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to such parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        18.    Section Headings; Interpretation.    The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The parties hereto agree that any rule or construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

5

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

DIGITAL RIVER, INC., a Delaware corporation
By:
Name: Title:
BEYOND.COM CORPORATION, a Delaware corporation
By:
Name: Title:
WELLS FARGO BANK MINNESOTA, a national association
By:
Name: Title:

ESCROW AGREEMENT

6

Exhibit A

ESCROW FEE SCHEDULE

ACCEPTANCE FEE:	$1,500.00

        For initial services including examination of the Escrow Agreement and all supporting documents this is a one-time fee payable upon the opening of the account.

ADMINISTRATION FEE:	$1,500.00*

        An annual charge or any portion of a 12-month period thereof. This fee is payable upon the opening of the account and annually thereafter. This charge is not prorated for the first year. There is an additional $250 annual charge for each sub account opened.

*Plus mailing expenses.

TRANSACTION FEE:

Wire transfer of funds	$25.00
Other transfer of funds (ie. checks, internal account transfers)	$15.00
Asset transactions (purchases/sales/calls/deposit/withdrawls, etc.)	$20.00

        No charge for Wells Fargo Fund transactions other than those disclosed in the Fund Prospectus.

EXTRAORDINARY SERVICES:

        For any services other than those covered by the aforementioned, a special per hour charge will be made commensurate with the character of the service, time required and responsibility involved. Such services include but are not limited to excessive administrative time, attendance at closings, specialized reports (eg. tax reporting) and record-keeping, unusual certifications, etc.

1099-Tax reporting	$5.00 per report
Other Tax reporting	per hour charge

FEE SCHEDULE IS SUBJECT TO ANNUAL REVIEW AND ADJUSTMENT.

A-1

EXHIBIT D

HOSTING SERVICES AGREEMENT

        THIS HOSTING SERVICES AGREEMENT ("Agreement") is made and entered into as                        , 2002 ("Effective Date"), by and between DIGITAL RIVER, INC., a Delaware corporation ("Client") and BEYOND.COM CORPORATION, a Delaware corporation ("Host") (Client and Host are each sometimes referred to in this Agreement as a "party" and collectively as the "parties").

RECITALS

        A.    Client and Host have entered into an Asset Purchase Agreement, dated as of January    , 2002 (the "Asset Purchase Agreement") whereby Client has agreed to purchase certain assets of Host, including Host's business of managing online stores for companies (the "eStore Business") for its clients (collectively, the "Customers") provided on or through the Beyond.com web site (the "Site").

        B.    In furtherance of the Asset Purchase Agreement and in order to provide continuity and uninterrupted service to the Customers as their online stores (the "Customer Sites") are transitioned to Client's web site, Client desires and Host agrees that (i) Host will continue to host the Customer Sites on its Site using Client's and Host's computers servers, networks and systems during the Term (as defined below) of this Agreement, so that the Site remains available to Customers and so that the Site and the Customer Sites may be smoothly transitioned to Client and (ii) Host will provide certain services for the Customer Sites during the Term of this Agreement, all as described in more detail below.

        C.    Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

        NOW THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.    Change of Merchant Identification.

        For each Customer that continues to be a customer of Host as of Closing, Host shall submit for change the merchant identification and credit card processor (except for Customers that have their own merchant identification) to Client's merchant identification and credit card processor within one business day of Closing. Until Host makes such change, the Customer Site shall be referred to as a "Phase 1 Customer Site." Upon making such change, a Customer Site shall be referred to as a "Phase 2 Customer Site."

2.    Redirects.

        Promptly on instruction from Client, Host shall transfer Internet traffic from Customer Sites hosted on the Host's system to a URL provided by Client and approved by the Customers. On initiation of such transfer, the Customer Site, whether a Phase 1 Customer Site or a Phase 2 Customer Site, will be considered a "Phase 3 Customer Site." Host will retain the transfer mechanism throughout the Term unless Client notifies Host prior to the Term that such Customer has created a link directly to Client. Client shall use reasonable best efforts to create such links as soon as possible.

3.    Services for Customer Sites.

        a.    Customer Services.    For those Customer Sites that have not been transferred to the Client's platform, Host agrees to host, operate and manage the Phase 1 Customer Sites and the Phase 2 Customer Sites throughout the Term at substantially the same service levels as Host provided prior to January 1, 2002 (but not greater than those service levels required under the applicable contract service

1

level agreement with each Customer), including, without limitation, providing the following services (collectively, the "Customer Services"):

    (i)
    digital and physical product fulfillment;

    (ii)
    providing required reports to the Customers;

    (iii)
    return and fraud management;

    (iv)
    creation of month-end payment reports or invoices; and

    (v)
    customer service.

        b.    Hosting of Customer Sites.    Host agrees to provide to Client web and commerce hosting and related services throughout the Term as follows and as set forth in Exhibit A hereto (collectively, the "Hosting Services"):

            (i)  Host shall, using certain systems and servers purchased by Client pursuant to the Asset Purchase Agreement and located at Digital Island's premises and, to the extent necessary, Client's and Host's computer systems, servers and other information processing, transmission (including telecommunications connections) and storage systems (collectively, the foregoing constitutes the "Servers"), make the Customer Sites available over the Internet on a twenty four (24) hour a day, seven (7) day a week basis, in a manner consistent with Exhibit A and otherwise (e.g., throughput, capacity, server response time, and other measures of performance and reliability) at the service levels required under the applicable contract service level agreement with each Customer, but shall not be obligated to provide services at levels that are higher than the service levels that Host has maintained prior to January 1, 2002;

          (ii)  Host shall use its reasonable best efforts to minimize disruptions to the availability of the Customer Sites and shall restore, as soon as reasonably practicable, availability of the Customer Sites in the event of any outages. The parties will mutually agree on the timing and schedule of any downtime that Host reasonably believes is necessary for the purpose of maintenance, modification, or updating of the Customer Sites. Host shall notify Client within two (2) hours in the event of any unscheduled downtime. Host shall use its reasonable best efforts to minimize any disruption, inaccessibility and/or inoperability of the Customer Sites in connection with downtime, whether scheduled or not;

          (iii)  Host shall provide Client with electronic access to the Servers (e.g., by dial-up connection or by other mutually agreed upon means); and

          (iv)  Host shall make no material changes to any content on any Customer Site or any material changes to system programs without the prior written approval of Client.

        c.    Cooperation by Client.    Client agrees to cooperate with Host and provide all assistance reasonably necessary for Host to comply with its obligations under this Agreement, including, without limitation, permitting Host any reasonably required access to and use of its computer systems, servers and other information processing, transmission and storage systems.

4.    Reports on Customer Sites.

        On each business day following Closing, for each Phase 1 Customer Site and Phase 2 Customer Site, Host shall provide Client a report for such business day indicating by day and by Customer, in a format reasonably acceptable to Host, the following:

  a.
  credit card proceeds;

  b.
  check or wire proceeds;

2

  c.
  total proceeds;

  d.
  product sales;

  e.
  shipping and handling fees; and

  f.
  sales tax collected (by state).

5.    Compensation.

        a.    Customer Services and Hosting Services.    Within fifteen (15) days following the end of each calendar month following Closing, Client will compensate Host in cash for the Customer Services and Hosting Services. The compensation for each calendar month will be calculated as follows:

            (i)  120% of the salary for the Hosting Services Employees incurred during such calendar month during the Term; plus

          (ii)  reimbursement of outside customer service expenses (SENTO) incurred during such calendar month during the Term; plus

          (iii)  credit card processing costs incurred to Cybersource during such calendar month during the Term; plus

          (iv)  credit card fraud costs and charge back processing fees incurred during such calendar month during the Term; plus

          (v)  the costs incurred with 1-800 customer calls during the Term.

For purposes of this Section 5, "Hosting Services Employees" shall mean employees identified on a list delivered by Host to Client and their replacements, if any. The number and composition of the employees is subject to changes to the extent that Host and Client jointly agree such changes can be made without hurting service level requirements.

        Host and Client may negotiate retention contracts with certain Hosting Services Employees (but neither party shall have any obligation to do so). If the parties do so agree, then the cost of such retention arrangements shall be borne equally by Host and Client, provided that Client's portion shall not exceed an aggregate amount of $100,000.

        b.    Reimbursement of Amounts Collected.    Within two (2) business days following the end of each week, Host shall remit to Client all check, wire and credit card proceeds collected by Host during such week.

6.    Warranties.

        a.    Host Warranties.    Host warrants to Client that: (i) Host has the right and authority to enter into and perform its obligations under this Agreement; (ii) Host shall perform the Customer Services, Hosting Services and the Additional Services, if any, in a workmanlike manner and with diligence and skill consistent with past practices; (iii) to the knowledge of Host and except as disclosed on the Disclosure Schedule (as defined in the Asset Purchase Agreement), all materials used by Host (other than those provided by Client) in performing hereunder do not and shall not infringe on or misappropriate any intellectual property rights or similar rights of any third party; and (iv) Host shall comply with all laws, rules and regulations applicable to the performance of this Agreement and the provision of the Customer Services, Hosting Services and the Additional Services.

        b.    Client Warranties.    Client warrants to Host that: (i) Client has the right and authority to enter into and perform its obligations under this Agreement; (ii) to the knowledge of Client, all materials provided by Client to Host hereunder do not and shall not infringe on or misappropriate any

3

intellectual property rights or similar rights of any third party; and (iv) Client shall comply with all laws, rules and regulations applicable to the performance of this Agreement.

        c.    Disclaimer of Warranty.    EXCEPT FOR THE EXPRESS WARRANTIES HEREIN, HOST AND CLIENT, RESPECTIVELY, DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.    Limitation of Liability.

        a.    Limitation of Liability.    Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of either party pursuant to this Agreement and the Asset Purchase Agreement shall be equal to the value of the Escrow Shares (as defined in the Asset Purchase Agreement); provided, however, that such limit on liability shall be inapplicable with respect to liabilities that arise from or are a result of intentional misrepresentation.

        b.    Third Party Providers.    Client acknowledges that Host uses the products and services of third parties, including, without limitation, third-party data centers, internet service providers, telecommunications companies and infrastructure provided by third parties. Host shall not be liable for any breach of this Agreement due to failure by a third party to provide such products or services in spite of Host's reasonable efforts to obtain such products and services from such third party.

8.    Indemnification.

        a.    By Host.    In addition to any other remedies available to Client at law, in equity or otherwise, Host agrees to indemnify, hold harmless and defend Client and its directors, officers, employees and agents from and against any debts, liabilities, settlements, costs, damages and losses, however designated (including reasonable costs and expenses and reasonable attorneys' fees) arising from or related to any claim brought by any unaffiliated third party arising from the infringement or misappropriation known to Host of the intellectual property rights of any third party by the use of any materials by Host in performing hereunder, including any third party software or other materials provided by Host hereunder in connection with the Customer Services or Hosting Services, but excluding materials provided by Client. Host agrees that Client shall have the right to participate in the defense of any such claim through counsel of its own choosing.

        b.    By Client.    In addition to any other remedies available to Host at law, in equity or otherwise, Client agrees to indemnify, hold harmless and defend Host and its directors, officers, employees and agents from and against any debts, liabilities, settlements, costs, damages and losses, however designated (including reasonable costs and expenses and reasonable attorneys' fees) arising from or relating to any claim brought by any unaffiliated third party arising from the infringement or misappropriation known to Client of the intellectual property rights of any third party by the use of any materials by Client in performing hereunder, including any third party software or other materials. Client agrees that Host shall have the right to participate in the defense of any such claim through counsel of its own choosing.

9.    Term and Termination.

        a.    Term.    The term of this Agreement shall commence on the Effective Date and shall continue thereafter for sixty (60) days, unless sooner terminated by either party in accordance with this Section (the "Term"). Thereafter, the Term shall renew only upon the mutual written agreement of the parties.

        b.    Termination.    This Agreement may be terminated: (i) by Client for any reason or no reason at all after upon thirty (30) days written notice to Host; or (ii) by a written agreement executed by both of the parties.

4

        c.    Return and Destruction.    Within seven (7) days of termination or expiration of this Agreement, Host shall deliver to Client all copies of: (i) the Customer Sites, (ii) all data available to Host that is required for Client to host and service the Customer Sites following the Term, including, without limitation, all transactional data, in the format requested by Client and reasonably approved by Host, which approval shall not be unreasonably withheld or delayed, and (iii) Confidential Information (defined below). Following delivery of such items, Host shall erase and remove all copies of all the Customer Sites and Confidential Information from any computer equipment and media in Host's possession, custody or control. Client may notify Digital Island that the servers in its possession are now owned by Client and no longer owned by Host.

10.  Confidentiality.

        a.    Confidential Information.    Each party understands and agrees that during the course of this Agreement it may be furnished with or otherwise have access to non-public information that the other party identifies as confidential at the time of disclosure or the confidentiality of which is readily apparent to the recipient, including but not limited to user, usage and performance information relating to the Customer Sites, as well as other business and technical information, marketing plans, research, designs, plans, methods, ideas, inventions, techniques, trade secrets, processes and know-how of Client, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically, graphically or in writing (the "Confidential Information"). Each party agrees to secure and protect the Confidential Information of the other in a manner consistent with the maintenance of the other party's rights therein, using at least as great a degree of care as it uses to maintain the confidentiality of its own confidential information of a similar nature or importance, but in no event use less than reasonable efforts. Neither party will use, sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as expressly authorized in this Agreement. For the Term of this Agreement and for five (5) years thereafter, the receiving party agrees to hold all such Confidential Information in confidence, not to disclose it to others or use it in any way, commercially or otherwise, except as authorized in writing by the disclosing party or in performance of its obligations under this Agreement, and not to allow any unauthorized person access to it. Notwithstanding the foregoing, any Confidential Information of a trade secret nature (as determined under applicable law) shall survive the termination or expiration of this Agreement for as long as such Confidential Information remains a trade secret.

        b.    Exceptions to Confidential Information.    Notwithstanding Section 10(a), Confidential Information of a party shall not include information which: (i) is, as of the time of its disclosure or thereafter becomes part of the public domain through a source other than the receiving party; (ii) was rightfully known to the receiving party as of the time of its disclosure; (iii) is independently developed by the receiving party without reference to the Confidential Information; or (iv) is subsequently learned from a third party not under a confidentiality obligation to the disclosing party.

11.  General.

        a.    Independent Contractors.    The parties and their respective personnel, are and shall be independent contractors and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

        b.    Assignment.    No party may assign or delegate any of its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

        c.    Waiver.    No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

5

No delay in exercising, no course or dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

        d.    Severability.    If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

        e.    Notice.    All notices shall be in writing and shall be deemed to be delivered when received by certified mail, postage prepaid, return receipt requested, or when sent by facsimile with delivery confirmation or email confirmed by a call back or written instrument. All notices shall be directed to the parties at the respective addresses set forth below, or to such other address as either party may, from time to time, designate by notice to the other party.

        Host:

    Beyond.com Corporation
    3200 Patrick Henry Drive
    Santa Clara, CA 95045
    Attn: Ronald Smith
    Fax: (408) 327-6406

    Email: rons@beyond.com

        with a copy to:

    Morrison & Foerster LLP
    755 Page Mill Road
    Palo Alto, CA 94304
    Attn: Richard Scudellari
    Fax: (650) 494-0792

    Email: rscudellari@mofo.com

        with a copy to:

    Gray Cary Ware & Freidenrich LLP
    1755 Embarcadero Road
    Palo Alto, CA 94303
    Attn: Lillian Stenfeldt
    Fax: (650) 320-7401

    Email: lstenfeldt@graycary.com

        Client:

    Digital River, Inc.
    9625 West 76th Street, Suite 150
    Eden Prairie, MN 55344
    Attn: Joel Ronning
    Fax: (952) 253-8370

    Email: jronning@digitalriver.com

        with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attn: Michael J. Sullivan, Esq.
    Fax: (415) 951-3699

    Email: msullivan@cooley.com

6

        f.    Amendment.    No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by both parties.

        g.    Law.    This Agreement shall be governed in all respects by the laws of the State of California without regard to its conflict of laws provisions.

        h.    Survival.    The definitions herein and the respective rights and obligations of the parties under Sections 5, 6, 7, 8, 9(c), 9(d), 10 and 11 shall survive for a period of ninety (90) days following any termination or expiration hereof.

        i.    Entire Agreement.    This Agreement, together with Exhibit A, which is incorporated by reference, constitutes the complete and exclusive statement of all mutual understandings between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

        j.    Uncontrollable Circumstances.    Neither party shall be deemed in violation of this Agreement if it is prevented from performing any of the obligations under this Agreement by reason of severe weather and storms; earthquakes or other natural occurrences; power failures; military emergencies; or any other circumstances which are not within its reasonable control; provided that the affected party immediately notify the other party of such circumstances, and uses its best efforts to minimize the impact thereof.

7

        IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Hosting Services Agreement as of the Effective Date.

CLIENT: DIGITAL RIVER, INC.
By:

Name:

Title:

HOST: BEYOND.COM CORPORATION
By:

Name:

Title:

8

EXHIBIT A
TO
HOSTING SERVICES AGREEMENT

HOSTING SERVICES AND STANDARDS

1.    Service Standards:

        a.    Support.    Host will deliver to Client a weekly report on all system incidents or customer satisfaction incidents. Host may send e-mail to Customers as necessary to provide customer support in the ordinary course of business. Host may not send marketing e-mail to Customers without Client's prior written consent.

        b.    Security.    Host shall use not less than the same level of care that it has used prior to January 1, 2002, but in no event less than its best reasonable efforts to prevent unauthorized access to the Customer Sites and any databases or other sensitive material generated from or used in conjunction with the Customer Sites, and Host shall promptly notify Client in writing of any known security breaches or potential security breaches.

9

EXHIBIT E

OPINION OF COUNSEL TO SELLER

        1.    The Seller is a corporation duly organized, validly existing and is an active corporation under the laws of the State of Delaware, with corporate power to enter into the Transaction Agreements and perform its obligations thereunder.

        2.    The Seller has the requisite corporate power to own or lease its property and assets and to conduct its business as to our knowledge it is currently being conducted.

        3.    All corporate action required to be taken on the part of the Seller to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the transactions contemplated thereunder has been taken. Each of the Transaction Agreements has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as rights to indemnity under Section 11 of the Purchase Agreement may be limited by applicable laws, and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        4.    The execution and delivery of the Transaction Agreements by the Seller and the consummation by the Seller at the Closing of the transactions contemplated by the Transaction Agreements do not (i) violate any provision of the Seller's Certificate of Incorporation or Bylaws, (ii) except as set forth in the Disclosure Schedule or approved by the Bankruptcy Court, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under or otherwise violate the provisions of, any Assumed Contract set forth on Schedule 2.1(b) to the Purchase Agreement, or (iii) to our knowledge, violate or contravene any governmental statute, rule or regulation applicable to the Seller or any order, writ, judgment, injunction, decree, determination or award which has been entered against the Seller and of which we are aware, the violation or contravention of which would have a Material Adverse Effect.

        5.    Other than the Bankruptcy Case, to our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Seller before any court or administrative agency that questions the validity of the Transaction Agreements.

        6.    Except for the filing of a Form D and any applicable state securities law filings by Buyer, all consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any Governmental Authority in the United States required for the consummation at the Closing by the Seller of the transactions contemplated by the Transaction Agreements have been made or obtained.

1

EXHIBIT F

OPINION OF COUNSEL TO BUYER

        1.    The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power to enter into the Transaction Agreements and perform its obligations thereunder.

        2.    The Buyer has the requisite corporate power to own or lease its property and assets and to conduct its business as to our knowledge it is currently being conducted.

        3.    The Shares have been duly authorized, and upon issuance and delivery in accordance with the terms of the Purchase Agreement, will be validly issued, outstanding, fully paid and nonassessable.

        4.    All corporate action required to be taken on the part of the Buyer to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the transactions contemplated thereunder has been taken. Each of the Transaction Agreements has been duly and validly authorized, executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as rights to indemnity under Section 11 of the Purchase Agreement may be limited by applicable laws, and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        5.    The execution and delivery of the Transaction Agreements by the Buyer and the consummation by the Buyer at the Closing of the transactions contemplated by the Transaction Agreements do not (i) violate any provision of the Buyer's Certificate of Incorporation or Bylaws, or (ii) to our knowledge, violate or contravene any governmental statute, rule or regulation applicable to the Buyer or any order, writ, judgment, injunction, decree, determination or award which has been entered against the Buyer and of which we are aware, the violation or contravention of which would materially and adversely affect the Buyer, its assets, financial condition or operations.

        6.    Other than the Bankruptcy Case, to our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Buyer before any court or administrative agency that questions the validity of the Transaction Agreements.

        7.    Except for the filing of a Form D and any applicable state securities law filings by Buyer, all consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required for the consummation at the Closing by the Buyer of the transactions contemplated by the Transaction Agreement have been made or obtained.

EXHIBIT G

NONCOMPETITION AGREEMENT

        THIS NONCOMPETITION AGREEMENT (the "Agreement") is entered into as of                        , 2002 by and between BEYOND.COM CORPORATION, a Delaware corporation ("Seller"), and DIGITAL RIVER, INC., a Delaware corporation ("Buyer").

RECITALS

        A.    Buyer and Seller have entered into an Asset Purchase Agreement dated as of January    , 2002 (the "Purchase Agreement"), pursuant to which Buyer has agreed to purchase those assets of Seller described in Section 2.1 of the Purchase Agreement (the "Assets") and assume certain liabilities and obligations of Seller related thereto in exchange for the purchase price set forth in Section 3.1 of the Purchase Agreement.

        B.    Seller possesses extensive and valuable knowledge and confidential information concerning the business of Seller as it relates to the Assets.

        C.    In connection with the acquisition by Buyer of the Assets and the assumption of such liabilities pursuant to the Purchase Agreement (and as a condition to the consummation of such acquisition), and to enable Buyer to secure more fully the benefits of such acquisition, Seller has agreed not to compete with Buyer in the manner and to the extent set forth herein.

AGREEMENT

        In order to induce Buyer to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, Seller hereby agrees as follows:

        1.    Restriction on Competition.    During the period beginning on the date hereof and ending on the three year anniversary hereof (the "Noncompetition Period"), Seller shall not, and shall not permit any other (i) individual, acting in his capacity as an employee of Seller; or (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; (each a "Person") that, directly or indirectly, through one or more intermediaries, is controlled by Seller (each an "Affiliate") to, without first obtaining the prior written approval of Buyer, directly or indirectly engage or prepare to engage, in any Competing Activities (as defined below), or establish a business relationship, with a business engaged in or preparing to engage in Competing Activities, in any of the geographic locations described in Exhibit A or in any other geographic location in which Buyer conducts business relating to the Assets; provided, however, that Seller may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly held corporation that engages in Competing Activities if: (a) such shares are actively traded on an established national securities market in the United States, (b) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Seller and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Seller's Affiliates collectively represent less than one percent of the total number of shares of such corporation's capital stock outstanding, and (c) Seller or any Affiliate thereof is not otherwise "affiliated" (as such term is defined in Rule 12b-2 of the Regulations promulgated under the Securities Exchange Act of 1934) with such corporation or with any Affiliate of such corporation.

        A "Competing Activity" shall mean any of the following: (a) providing services related to hosting e-commerce sites or other related e-commerce outsourcing services either directly or through channel partners; (b) selling or distributing software, licenses or systems that will provide the capacity to perform such activities set forth in (a) above to another party that to the knowledge of Seller generates

1

25% or more of its business in providing e-commerce hosting or outsourcing services; and (c) any other activity involving an e-commerce business that provides outsourcing of Internet processing services including, but not limited to, secure credit card and payment processing, retail store development and management and physical hosting services; provided, however, that (i) a business that does not hold itself out to the public as providing such services and only uses such services internally within its own business shall not be deemed to be engaged in a Competing Activity; (ii) services provided pursuant to that certain Hosting Services Agreement dated as of the date hereof by and between Buyer and Seller shall not be deemed to be a Competing Activity; and (iii) the sale or disposition of hardware assets to a third party shall not be regarded as a "Competing Activity."

        2.    No Solicitation of Employees.    Seller agrees that Seller shall not, and shall not permit any of Seller's Affiliates to, directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any employee to leave his or her employment with Buyer in order to become an employee, consultant or independent contractor of Seller or any other Person during the Noncompetition Period.

        3.    Specific Performance.    Seller agrees that, in the event of any breach or threatened breach by Seller of any covenant or obligation contained in this Agreement, Buyer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Seller further agrees that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and Seller irrevocably waives any right it may have to require Buyer to obtain, furnish or post any such bond or similar instrument.

        4.    Indemnification.    Without in any way limiting any of the rights or remedies otherwise available to Buyer, Seller shall indemnify and hold harmless Buyer against and from any loss, damage, injury, declare in value, harm, detriment, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys' fees), charge, cost (including costs of investigation) or expense of any nature (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by Buyer, or to which Buyer otherwise becomes subject at any time (whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, any failure on the part of Seller to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

        5.    Non-Exclusivity.    The rights and remedies of Buyer hereunder are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer hereunder, and the obligations and liabilities of Seller hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Agreement shall limit any of Seller's obligations, or the rights or remedies of Buyer, under the Purchase Agreement; and nothing in the Purchase Agreement shall limit any of Seller's obligations, or any of the rights or remedies of Buyer under this Agreement. No breach on the part of Buyer of any covenant or obligation contained in the Purchase Agreement or any other agreement shall limit or otherwise affect any right or remedy of Buyer under this Agreement.

        6.    Severability.    If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to

2

conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

        7.    Governing Law; Venue.

          (a)  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Minnesota (without giving effect to principles of conflicts of laws).

          (b)  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of California. Seller:

              (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of California (and each appellate court located in the State of California), in connection with any such legal proceeding;

            (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to Buyer or Seller at the address set forth on the signature page of this Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

          (iii)  agrees that each state and federal court located in the State of California, shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        Nothing contained in this Section 7 shall be deemed to limit or otherwise affect the right of Buyer to commence any legal proceeding or otherwise proceed against Seller in any other forum or jurisdiction.

          (c)  SELLER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

        8.    Waiver.

          (a)  No failure on the part of Buyer to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Buyer in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)  Buyer shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and

3

  delivered on behalf of Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.    Successors and Assigns.    Buyer may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Seller. This Agreement shall be binding upon Seller and each of its respective heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of Buyer.

        10.    Further Assurances.    At Buyer's expense, Seller shall execute and/or cause to be delivered to Buyer such instruments and other documents, and shall take such other actions, as Buyer may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Agreement.

        11.    Attorneys' Fees.    If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Seller, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        12.    Captions.    The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        13.    Construction.    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement. Except as otherwise indicated in this Agreement, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

        14.    Survival of Obligations.    Except as specifically provided herein, the obligations of Seller under this Agreement shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve Seller of any obligation or liability arising from any prior breach by Seller of any provision of this Agreement.

        15.    Obligations Absolute.    Seller's obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Buyer or any other Person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Buyer or any other Person.

        16.    Amendment.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller and Buyer (or any permitted successors or assigns of the parties).

4

        IN WITNESS WHEREOF, Seller has duly executed and delivered this Agreement as of the date first above written.

"Seller"
BEYOND.COM CORPORATION, a Delaware corporation
Address:	3200 Patrick Henry Drive Santa Clara, CA 95054
By:	Name: Title:
Accepted and Agreed:
"Buyer"
DIGITAL RIVER, INC., a Delaware corporation
Address:	9625 West 76th Street Suite 150 Eden Prairie, Minnesota 55344
By:	Name: Title:

SELLER NONCOMPETITION AGREEMENT

5

EXHIBIT A

GEOGRAPHIC LOCATIONS

        (A)    Each and every county in the states of California, Minnesota and Maryland, the Commonwealth of Virginia and the District of Columbia; and

        (B)    Each and every county in the balance of the United States of America and the dependent territories of the United States of America in which Seller's business related to the Assets is conducted, and each and every country in the world in which Seller's business related to the Assets is conducted.

1

QuickLinks

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT between DIGITAL RIVER, INC. ("Buyer") and BEYOND.COM CORPORATION ("Seller") Dated as of February 9, 2002
TABLE OF CONTENTS
AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
Recitals
EXHIBIT A ASSUMPTION AGREEMENT
EXHIBIT B BILL OF SALE
EXHIBIT C ESCROW AGREEMENT
RECITALS
AGREEMENT
Exhibit A ESCROW FEE SCHEDULE
EXHIBIT D HOSTING SERVICES AGREEMENT
RECITALS
EXHIBIT A TO HOSTING SERVICES AGREEMENT HOSTING SERVICES AND STANDARDS
EXHIBIT E OPINION OF COUNSEL TO SELLER
EXHIBIT F OPINION OF COUNSEL TO BUYER
EXHIBIT G NONCOMPETITION AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A GEOGRAPHIC LOCATIONS